EXECUTION VERSION

PURCHASE AGREEMENT
BY AND AMONG
NATIONAL PEN HOLDINGS, LLC
NATIONAL PEN BLOCKER HOLDINGS, L.P.
NATIONAL PEN CO. LLC
NATIONAL PEN BLOCKER CORP.
AND
CIMPRESS USA INCORPORATED
DATED AS OF DECEMBER 9, 2016

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TABLE OF CONTENTS
PAGE

ARTICLE 1 CERTAIN DEFINITIONS	1

Section 1.1	Certain Definitions 1

ARTICLE 2 PURCHASE AND SALE	15

Section 2.1	Purchase and Sale. 15

Section 2.2	The Closing 15

Section 2.3	Deliveries at the Closing 15

Section 2.4	Purchase Price 18

Section 2.5	Purchase Price Allocation 21

Section 2.6	Withholding 21

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BLOCKER	22

Section 3.1	Organization and Qualification of the Group Companies 22

Section 3.2	Capitalization of the Group Companies 23

Section 3.3	Authority 25

Section 3.4	Financial Statements 25

Section 3.5	Consents and Approvals; No Violations 27

Section 3.6	Material Contracts 27

Section 3.7	Absence of Changes 30

Section 3.8	Litigation 30

Section 3.9	Compliance with Applicable Law; Permits 30

Section 3.10	Employee Benefit Plans 31

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Section 3.11	Environmental Matters 32

Section 3.12	Intellectual Property 33

Section 3.13	Labor Matters 35

Section 3.14	Insurance 36

Section 3.15	Tax Matters 37

Section 3.16	Brokers 39

Section 3.17	Real and Personal Property 39

Section 3.18	Transactions with Affiliates 40

Section 3.19	Customers. 41

Section 3.20	Suppliers. 41

Section 3.21	Product Liabilities and Warranties 41

Section 3.22	Absence of Certain Payments 41

Section 3.23	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES 42

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS	42

Section 4.1	Organization and Qualification of Seller 42

Section 4.2	Authority 43

Section 4.3	Consents and Approvals; No Violations 43

Section 4.4	Title; Ownership 44

Section 4.5	Litigation 44

Section 4.6	Brokers 44

Section 4.7	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES 44

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER	44

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Section 5.1	Organization 44

Section 5.2	Authority 45

Section 5.3	Consents and Approvals; No Violations 45

Section 5.4	Litigation 46

Section 5.5	Brokers 46

Section 5.6	Financing 46

Section 5.7	Solvency 46

Section 5.8	Securities Matters 46

Section 5.9	Acknowledgment and Representations by Buyer 47

ARTICLE 6 COVENANTS	47

Section 6.1	Conduct of Business of the Company and Blocker 47

Section 6.2	Access to Information; Confidentiality 49

Section 6.3	Efforts to Consummate; Further Assurances 51

Section 6.4	Public Announcements 52

Section 6.5	Indemnification; Directors’ and Officers’ Insurance 52

Section 6.6	Exclusive Dealing 53

Section 6.7	Documents and Information 54

Section 6.8	Contact with Customers, Suppliers and Other Business Relations 54

Section 6.9	Employee Benefits Matters 54

Section 6.10	Disclosure Schedules 55

Section 6.11	Reorganization 56

Section 6.12	Representation and Warranty Policy 56

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Section 6.13	Tax Matters 56

Section 6.14	Release 62

Section 6.15	Section 280G Cleansing Vote 63

Section 6.16	Termination of Professional Services Agreement 63

Section 6.17	Insurance Policies. 63

Section 6.18	Zensar Invoices 65

Section 6.19	Bonus Payment 65

ARTICLE 7 CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT	65

Section 7.1	Conditions to the Obligations of the Company, Buyer and Seller 65

Section 7.2	Other Conditions to the Obligations of Buyer 66

Section 7.3	Other Conditions to the Obligations of the Company and Sellers 66

Section 7.4	Frustration of Closing Conditions 67

ARTICLE 8 TERMINATION; AMENDMENT; WAIVER	67

Section 8.1	Termination 67

Section 8.2	Effect of Termination 68

Section 8.3	Amendment 68

Section 8.4	Extension; Waiver 68

ARTICLE 9 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION	69

Section 9.1	Survival of Representations, Warranties and Covenants 69

Section 9.2	General Indemnification 69

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Section 9.3	Third Party Claims 70

Section 9.4	Limitations on Indemnification Obligations 71

Section 9.5	Exclusive Remedy 73

Section 9.6	Manner of Payment; Escrow 74

Section 9.7	Purchase Price Adjustment 75

Section 9.8	Subrogation 75

Section 9.9	Holdback Obligation 75

ARTICLE 10 MISCELLANEOUS	76

Section 10.1	Entire Agreement; Assignment 76

Section 10.2	Notices 76

Section 10.3	Governing Law 78

Section 10.4	Fees and Expenses 79

Section 10.5	Construction; Interpretation 79

Section 10.6	Exhibits and Schedules 79

Section 10.7	Parties in Interest 79

Section 10.8	Severability 80

Section 10.9	Counterparts; Facsimile Signatures 80

Section 10.10	Knowledge of the Company 80

Section 10.11	WAIVER OF JURY TRIAL 80

Section 10.12	Jurisdiction and Venue 81

Section 10.13	Waiver of Conflicts; Jointly Privileged Information 81

Section 10.14	Remedies 82

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Section 10.15	No Recourse 82

Section 10.16	Sellers’ Representative. 83

SCHEDULES

P-1	—	Permitted Liens
2.3(b)(vii)	—	Director Resignations
2.5	—	Tax Allocation Statement
3.1(a)	—	Organization and Qualification of the Group Companies
3.2(a)	—	Capitalization of the Group Companies
3.2(b)	—	Capitalization of the Group Companies
3.2(c)	—	Capitalization of the Group Companies
3.4	—	Financial Statements
3.4(b)	—	Financial Statements
3.4(c)	—	Financial Statements
3.5	—	Company Consents and Approvals; No Violation
3.6(a)	—	Material Contracts
3.6(b)	—	Material Contracts
3.7	—	Absence of Changes
3.8	—	Litigation
3.10(a)	—	Employee Benefit Plans
3.10(b)	—	Multiemployer Plans / ERISA Title IV Plans
3.11	—	Environmental Matters
3.12	—	Intellectual Property
3.13(b)	—	Labor Matters

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3.14	—	Insurance
3.15	—	Tax Matters
3.15(q)	—	Acceleration of Payments / 280G Payments
3.17(a)	—	Real Property
3.17(b)	—	Personal Property
3.18	—	Transactions with Affiliates
3.19	—	Top Customers
3.20	—	Top Suppliers
3.21	—	Product Liabilities and Warranties
4.3	—	Seller Consents and Approvals; No Violation
5.3	—	Buyer Consents and Approvals; No Violation
6.1(b)	—	Conduct of Business of the Group Companies

EXHIBITS

A	—	Example Statement of Funded Indebtedness
B	—	Example Statement of Net Working Capital
C	—	Form of Escrow Agreement
D	—	Nonsolicitation Agreement
E	—	Reorganization
F	—	Form of Lazard Invoice
G	—	Form of Termination Agreement

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PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT, dated as of December 9, 2016, is made by and among NATIONAL PEN HOLDINGS, LLC, a Delaware limited liability company (“Holdings Seller”), NATIONAL PEN BLOCKER HOLDINGS, L.P. a Delaware limited liability partnership (“Blocker Seller”, and together with Holdings Seller, the “Sellers”) NATIONAL PEN CO. LLC, a Delaware limited liability company (the “Company”), NATIONAL PEN BLOCKER CORP., a Delaware corporation (the “Blocker”) and CIMPRESS USA INCORPORATED, a Delaware corporation (“Buyer”). Each of the Company, the Sellers and Buyer are, from time to time, referred to individually herein as a “Party”, and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.
WHEREAS, Holdings Seller currently owns beneficially and of record all of the issued and outstanding Equity Interests of the Company;
WHEREAS, pursuant to the Reorganization (defined below), Holdings Seller and Blocker will collectively, at Closing, own beneficially and of record all of the issued and outstanding Equity Interests of the Company, which consist of 100 Units of the Company (as defined in the Governing Documents of the Company);
WHEREAS, Blocker Seller currently owns 100% of the issued and outstanding shares of capital stock of the Blocker (“Blocker Stock”);
WHEREAS, at Closing, subject to the terms and conditions of this Agreement, Buyer desires to acquire all of the issued and outstanding Equity Interests of the Company by acquiring from (a) Holdings Seller all of the Units held by Holdings Seller at Closing (the “Purchased Units”) and (b) the Blocker Seller all of the Blocker Stock;
WHEREAS, Holdings Seller desires to sell to Buyer the Purchased Units and the Blocker Seller desires to sell to Buyer all of the Blocker Stock; and
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).
“Acquisition Transaction” has the meaning set forth in Section 6.6.

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“Actual Fraud” means actual, common law fraud, with respect to the matters set forth in this Agreement and the Ancillary Documents; which, for avoidance of doubt, shall not include “constructive or negligent misrepresentation.”
“Actual Adjustment” means (a) the Purchase Price as finally determined pursuant to Section 2.4(b), minus (b) the Estimated Purchase Price. For the avoidance of doubt, the Actual Adjustment may be a negative number.
“Adjustment Escrow Account” means an account established by the Escrow Agent to hold the Adjustment Escrow Amount in accordance with the Escrow Agreement.
“Adjustment Escrow Amount” means an amount equal to $6,000,000 to be deposited with the Escrow Agent on the Closing Date pursuant to the Escrow Agreement as security solely for Sellers’ obligations pursuant to Section 2.4(c)(ii), if any.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.
“Ancillary Documents” means the Escrow Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Transactions.
“Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder and any other applicable anti-corruption or anti-bribery Laws or regulations, including, without limitation, the UK Bribery Act 2010.
“Assigned Agreement” means the Professional Services Agreement.
“Beazley OEP” has the meaning set forth in Section 6.17(b).
“Blocker Refund Claims” has the meaning set forth in Section 6.13(c).
“Blocker Stock” has the meaning set forth in the recitals to this Agreement.
“Blocker Units” means the all of the Units of the Company held by the Blocker immediately following the Reorganization but before giving effect to the Closing.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

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“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.
“Buyer Arrangements” has the meaning set forth in Section 6.15.
“Buyer Indemnitee” has the meaning set forth in Section 9.2(a).
“Cap” has the meaning set forth in Section 9.4(d).
“Cash and Cash Equivalents” means the sum of (a) the fair market value (expressed in United States dollars) of all cash and cash equivalents (including restricted cash, deposits, credit card receivables, marketable securities, short term investments and all checks, transfers and funds written, made or payable to or for the benefit of any Group Company that have not yet been received or which have not cleared as of the close of business on the Closing Date) of the Group Companies, calculated in accordance with GAAP and the practices and methodologies used by the Group Companies in the preparation of Financial Statements, as of the close of business on the Closing Date, without giving effect to any of the Transactions; plus (b) subject to Sellers’ Representative providing reasonable evidence of such purchase, fifty percent (50%) of the cost (including underwriting fee, premium, premium taxes, and any broker expenses) paid by Sellers or the Group Companies to purchase the Supplemental ERP pursuant to Section 6.17(a) (such amount under this clause (b) not to exceed $82,128); plus (c) subject to Sellers’ Representatives providing reasonable evidence of such purchase, the cost (including underwriting fee, premium, premium taxes, and any broker expenses) paid by Sellers or the Group Companies to purchase the Beazley OEP pursuant to Section 6.17(b); provided, that for purposes of clarity, Cash and Cash Equivalents shall not include any Tax refunds, credits, attributes or other Tax assets, nor shall it include any cash added to the balance sheet of the Company from proceeds contributed by Buyer; plus (d) the KPMG Costs. For the avoidance of doubt, (i) Cash and Cash Equivalents shall be reduced by checks and drafts written by the Company but not yet cleared as of the Closing Date, and (ii) any distribution, contribution or dividend of cash to or on behalf of the Buyers or its Affiliates on or after the Closing Date shall not reduce the amount of Cash and Cash Equivalents for purposes of calculating the Purchase Price.
“Claims Made Policies” has the meaning set forth in Section 6.17(c).
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the close of business on the Closing Date, without giving effect to any of the Transactions. For avoidance of doubt, Closing Date Funded Indebtedness shall not include any Funded Indebtedness incurred by or on behalf of Buyer on the Closing Date.
“Closing Date Statement” has the meaning set forth in Section 2.4(a).
“Closing Net Working Capital” means Net Working Capital as of the close of business on the Closing Date, without giving effect to any of the Transactions or any actions by or on behalf of Buyer on the Closing Date. Notwithstanding anything to the contrary contained herein, in no event

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shall “Closing Net Working Capital” include any amounts with respect to Cash and Cash Equivalents, Seller Expenses, Funded Indebtedness or any income-based Tax assets or liabilities.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means (a) any option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right, or other right, obligation or Contract that could require a Person to issue any of its Equity Interests, or to sell any Equity Interests it owns in another Person; (b) any other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interests of a Person or owned by a Person; (c) any pre-emptive right granted under a Person’s Governing Documents; and (d) any stock option, stock appreciation right, phantom stock, profit participation, or other similar right with respect to a Person.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Material Adverse Effect” means any change, event or effect that is or is reasonably likely to have a material adverse effect upon the financial condition, business, or results of operations, of the Group Companies, taken as a whole; provided, however, that any adverse change, event or effect arising from or related to (a) conditions affecting the United States economy or any foreign economy generally, (b) any national or international political or social conditions, including, engagement or cessation in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP (or in the interpretation thereof), (e) changes in (or in the interpretation of) any Laws, rules, regulations, Orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any Law, rule, regulation, Order or existing Contract by which any Group Company (or any of their respective assets or properties) is bound, (f) any change that is generally applicable to the industries or markets in which the Group Companies operate, (g) any changes or fluctuations in interest or currency exchange rates, (h) the public announcement of the Transactions (including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company), or (i) the taking of any action contemplated by this Agreement or any Ancillary Document (including the completion of the Transactions) or with Buyer’s consent or at the Buyer’s request, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred (unless, with respect to any matter described in the following clauses (a), (b), (c), (d), (e), (f) and (g), such matter has a disproportionate effect on the Group Companies relative to other comparable businesses operating in the industry in which the Group Companies operate).
“Company Real Property” has the meaning set forth in Section 3.17(a).
“Confidential Information” has the meaning set forth in Section 6.2(b).

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“Confidentiality Agreement” means the confidentiality agreement, dated as of July 25, 2016, by and between the Company and Cimpress N.V., a Netherlands public limited liability company.
“Contract” means any oral or written contract, subcontract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license, obligation, commitment or other agreement (and all amendments, side letters, modifications, extensions, renewals, guarantees and supplements thereto).
“Credit Facility” means (a) that certain Credit Agreement, dated as of November 20, 2012 (as has been, and may hereafter be, amended, restated, supplemented or otherwise modified from time to time) by and among Madison Capital Funding LLC, as agent for the lenders and as a lender, the other lenders named therein and the Company as borrower, and (b) the security interests and other documents issued and entered into pursuant thereto (in each case, as such documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“D&O Tail Policy” has the meaning set forth in Section 6.5(b).
“Deductible” has the meaning set forth in Section 9.4(c).
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit or compensatory plan, program, policy, agreement or arrangement maintained, sponsored or contributed to by any Group Company or with respect to which any Group Company has any material liability (actual or contingent).
“Engagement” has the meaning set forth in Section 10.13(a).
“Enterprise Value” means $218,000,000.
“Environmental Claim” means any Proceeding or any settlement agreement or judgment arising therefrom, by or from any Person alleging liability (including liability or responsibility for the costs of enforcement Proceedings, Response Actions, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief) arising out of, based on, resulting from or pursuant to: (a) any Environmental Law, (b) the release of, or exposure of any person to, any Hazardous Substances; or (c) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Laws” means all Laws and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative Order, relating to pollution, protection of natural resources and the environment (including ambient air, soil, sediment, surface water, groundwater, wetlands, land or subsurface strata) and protection of human health and safety in respect of Hazardous Substances, but excluding any human health matters governed by the U.S. Food and Drug Administration or related state agencies.
“Environmental Notice” means any written directive; written notice of violation, infraction, or responsibility; or other written notice relating to (a) actual or alleged non-compliance with any

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Environmental Law or any term or condition of any Environmental Permit; or (b) actual or alleged liability under any Environmental Law.
“Environmental Permits” has the meaning set forth in Section 3.11(b).
“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock with respect thereto; (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, membership interests, ownership interests, beneficiary rights or other partnership/limited liability company interests with respect thereto; and (c) any other equity ownership, participation or security in a Person, in each case whether or not entitling the holder thereof to vote with respect to matters in respect of the issuer thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Citibank, National Association, and any successor thereto in accordance with the Escrow Agreement.
“Escrow Agreement” has the meaning set forth in Section 2.3(a)(i).
“Escrow Amount” means, collectively, the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Tax Escrow Amount.
“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).
“Example Statement of Funded Indebtedness” means the statement of Funded Indebtedness determined on a consolidated basis without duplication as of the close of business on September 30, 2016 and attached as Exhibit A hereto; provided, that the attached Example Statement of Funded Indebtedness shall include only the components thereof and not any related values. Such values shall have been separately agreed to by the Parties on or prior to the date hereof; provided, that the parties acknowledge and agree that all values attributable to Blocker Seller have been excluded from such agreed values and that all applicable calculations and amounts will be later agreed and subject to calculation and resolution in accordance with Section 2.4.
“Example Statement of Net Working Capital” means the statement of Net Working Capital determined on a consolidated basis without duplication as of the close of business on September 30, 2016 and attached as Exhibit B hereto; provided, that the attached Example Statement of Net Working Capital shall include only the components thereof and not any related values. Such values shall have been separately agreed to by the Parties on or prior to the date hereof; provided, that the parties acknowledge and agree that all values attributable to Blocker Seller have been excluded from such agreed values and that all applicable calculations and amounts will be later agreed and subject to calculation and resolution in accordance with Section 2.4.
“Existing Holdings Insurance Policies” means each of the insurance policies listed on Schedule 3.14 hereto under which Holdings Seller (or any other Person which is not a Group Company) is named as the “First Named Insured”.
“Financial Statements” has the meaning set forth in Section 3.4(a).

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“Former Company Real Property” has the meaning set forth in Section 3.11(g).
“Fundamental Representations” means the representations and warranties of Sellers, the Blocker and the Company contained in Sections 3.1 (Organization and Qualification), 3.2 (Capitalization), 3.3 (Authority), 3.16 (Brokers), 4.1 (Organization and Qualification), 4.2 (Authority), 4.4 (Title and Ownership) and Section 4.6 (Brokers).
“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Transactions) arising under, any obligations of any Group Company consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) obligations under any interest rate, currency or other hedging agreements (provided that for purposes hereof, such obligations shall be valued as the total cost of termination, including any payment, breakage, costs or other amounts payable upon termination thereof on the Closing Date), (d) liabilities under leases that are considered capital leases under GAAP, (e) reimbursement obligations and obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, surety bonds and performance bonds, whether or not matured, but in each case, only to the extent drawn, (f) earnout or other contingent payment liabilities of any Group Company arising in connection with a purchase of property or services (other than payables in the ordinary course of business), (g) with respect to foregoing clauses (a) through (f) above, any interest, prepayment penalties, make-whole premiums, expenses, fees, or similar contractual charges related to such liabilities and the repayment thereof, (h) for guarantees of any liability of a third party of the type described in the foregoing clause (a), (i) any unpaid severance amounts payable to any former or current employee of any of the Group Companies (but not including any such amounts payable as a result of (i) the termination by Buyer or its Affiliates of any employee of any Group Company or (ii) any other action undertaken by Buyer or its Affiliates prior to, at or following the Closing, including arrangements entered into at the direction of Buyer or its Affiliates), (j) any Identified Escheat Obligations, (k) any Identified USB Tax Obligations, and (l) any liabilities for unpaid or accrued income Taxes (in excess of current income Tax assets) of each Group Company for the Pre-Closing Tax Period, inclusive of any liability for Taxes resulting from the Reorganization or the Transactions. For purposes of clause (l), all Transaction Tax Deductions that are deductible in a Pre-Closing Tax Period shall be deemed to be recognized at the close of business on the Closing Date. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (v) intercompany indebtedness amongst the Group Companies, (w) obligations under operating leases, (x) undrawn letters of credit (including any that are outstanding under the Credit Facility), bankers’ acceptances, bank guarantees, surety bonds and performance bonds, (y) amounts included as Seller Expenses or (z) obligations or accruals related to the Group Companies’ 2016 annual incentive plan (including Taxes payable subject to standard payroll withholding requirements related thereto).
“GAAP” means United States generally accepted accounting principles.

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“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Entity” means any foreign, national, federal, state, local, municipal, or other (a) government or political subdivision, (b) governmental or quasi‑governmental entity of any nature (including any governmental agency, branch, department, authority, ministry, commission, board, bureau, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.
“Group Companies” means, collectively, (a) the Company and each of its Subsidiaries and (b) the Blocker, and the correlated term “Group Company” means any of the foregoing individually.
“Group Company IP Rights” has the meaning set forth in Section 3.12(a).
“Group Company Systems” has the meaning set forth in Section 3.12(b).
“Hazardous Substances” means any substance, material or waste (regardless of physical form or concentration) that is identified, defined, designated, listed, restricted, or regulated as hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive or deleterious to living things or the environment, or that otherwise results in liability, under Environmental Law.
“Holdback Amount” means $5,000,000.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Identified Escheat Obligations” means $70,455.
“Identified USB Tax Obligations” means up to $306,585 of any USB related environmental tax obligations, but only to the extent such obligations relate to cash received by a Group Company from a counterparty in connection therewith and such cash amounts have not yet been paid to the applicable Governmental Entity.
“Indemnified Party” has the meaning set forth in Section 9.3(a).
“Indemnity Escrow Account” means an account established by the Escrow Agent to hold the Indemnity Escrow Amount in accordance with the Escrow Agreement.
“Indemnity Escrow Amount” means an amount equal to $1,635,000 to be deposited with the Escrow Agent on the Closing Date pursuant to the Escrow Agreement as security for Sellers’ obligations pursuant to Article 9, if any.

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“Intellectual Property Rights” means all (a) patents, patent applications and industrial designs; (b) trademarks, service marks, trade dress, slogans, logos and trade names, all goodwill associated therewith and all registrations and applications therefor and renewals thereof; (c) copyrights, copyrightable works, copyright registrations and applications and renewals thereof; (d) Internet domain names and all registrations therefor; (e) trade secrets, know-how, proprietary inventions, designs, algorithms, industrial property and enhancements and improvements thereto, whether or not patentable, and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, customer and supplier lists, new business opportunities, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, e-mail lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, in each case, to the extent protectable by applicable Law; and (f) all remedies and rights in the foregoing, including all rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing.
“Inventory” means the goods (semi-finished goods, finished goods, or residual goods), merchandise, supplies, works in process and raw materials, including any of the foregoing owned by the Company or any of its Subsidiaries but in the possession of Persons other than the Company or any of its Subsidiaries for the benefit of, or pursuant to instructions of, the Company or any of its Subsidiaries.
“Jointly Privileged Information” has the meaning set forth in Section 10.13(b).
“Key Customers” has the meaning set forth in Section 3.19.
“Key Suppliers” has the meaning set forth in Section 3.20.
“KPMG Costs” has the meaning set forth in Section 2.5.
“KPMG Valuation” has the meaning set forth in Section 2.5.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).
“Latest Balance Sheet Date” means November 30, 2016.
“Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar constitution, statute, law, ordinance, regulation, rule, code, order, requirement or rule of law, including common law.
“Leased Real Property” has the meaning set forth in Section 3.17(a).
“Lien” means any lien, mortgage, pledge, hypothecation, right or offers, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, right of first refusal, charge or other restrictions of any nature whatsoever.

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For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.
“Loss” has the meaning set forth in Section 9.2(a).
“Material Contracts” has the meaning set forth in Section 3.6(a).
“Material Lease” has the meaning set forth in Section 3.17(a).
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Net Working Capital” means, as of any time, the aggregate value of current assets of the Group Companies less the aggregate value of current liabilities of the Group Companies, in each case, as of such time determined on a consolidated basis without duplication and calculated in accordance with Section 2.4(d) (including by (a) including only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Net Working Capital, and (b) establishing levels of reserves in the same manner as such reserves were established in preparing the Example Statement of Net Working Capital). For purposes of this definition of “Net Working Capital,” (i) current assets shall exclude all current and deferred income Tax assets of the Group Companies, (ii) current liabilities shall exclude all current and deferred income Tax liabilities of the Group Companies, (iii) each of current assets and current liabilities shall exclude all Funded Indebtedness and Seller Expenses and (iv) the line item for current liabilities related to any obligations or accruals related to the Group Companies’ 2016 annual incentive plan (including Taxes payable subject to standard payroll withholding requirements related thereto) shall be $2,900,000.
“Net Working Capital Adjustment” means (a) the amount by which Closing Net Working Capital exceeds Target Net Working Capital, or (b) the amount by which Closing Net Working Capital is less than Target Net Working Capital; provided, that any amount which is calculated pursuant to clause (a) above shall be deemed to be a positive number and any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number, in each case of (a) and (b), for purposes of calculating the amount of the Purchase Price.
“New Plans” has the meaning set forth in Section 6.9.
“Non-US Employee” has the meaning set forth in Section 3.13(a).
“Nonsolicitation Agreement” has the meaning set forth in Section 2.3(b)(v).
“Order” means any order, injunction, judgment, writ, decree, ruling, decision, determination, settlement, memorandum of understanding, or arbitration award or verdict entered, issued, made or rendered by any Governmental Entity or by any arbitrator.
“Owned Real Property” has the meaning set forth in Section 3.17(a).
“Parties”, and the correlative term “Party”, has the meaning set forth in the introductory paragraph to this Agreement.

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“Permit” means licenses, permits, approvals, authorizations, accreditations, certifications, franchises, variances, commissions, foreclosures, clearances, waivers or consents issued by any Governmental Entity.
“Permitted Liens” means (a) statutory mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith or have been bonded or similarly discharged, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Group Companies’ present or anticipated uses or occupancy of such real property and that, except to the extent set forth on Schedule P-1, do not include any financial obligations, (d) Liens securing the obligations of the Group Companies under the Credit Facility, (e) Liens granted to any lender at the Closing in connection with any financing by Buyer of the Transactions, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies(g) matters that would be disclosed by an accurate survey or inspection of the real property, and (h) Liens described on Schedule P-1.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
“Pre‑Closing Period” has the meaning set forth in Section 6.1(a).
“Pre‑Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.
“Premises Pollution Insurance Policy” means that certain Premises Pollution Liability III Insurance Policy issued by Illinois Union Insurance Company with Holdings Seller as First Named Insured, Policy No.: PPL G27414977 001.
“Proceeding” means any arbitration, audit, claim, complaint, hearing, investigation, inquiry, litigation, petition, suit or other proceeding (whether civil, criminal, administrative or investigative) commenced or brought by any Person and conducted, or heard by or before, any Governmental Entity.
“Professional Services Agreement” means the Professional Services Agreement dated November 20, 2012, by and between Lincolnshire Management, Inc. and Holdings Seller, as assigned by Holdings Seller to the Company pursuant to Section 6.16(c).
“Products” has the meaning set forth in Section 3.21.
“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).

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“Purchase Price” means (a) the Enterprise Value, plus (b) the Net Working Capital Adjustment (which may be a negative number), plus (c) the amount of Cash and Cash Equivalents, minus (d) the amount of Closing Date Funded Indebtedness, minus (e) the amount of Seller Expenses (in the cases of clauses (b) through (e) above, as each is finally determined in accordance with Section 2.4(b)).
“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).
“Purchased Units” has the meaning set forth in the recitals to this Agreement.
“Qualified Representations” means the representations and warranties set forth in Section 3.4, Section 3.6(a), Section 3.7(a), Section 3.7(d), the first sentence of Section 3.9(b), the first sentence of Section 3.14 and Section 3.21.
“R&W Insurance Policy” has the meaning set forth in Section 6.12.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance or pollutant or contaminant).
“Refund Claims” has the meaning set forth in Section 6.13(d).
“Released Claim” has the meaning set forth in Section 6.14.
“Releasee” has the meaning set forth in Section 6.14.
“Releasors” has the meaning set forth in Section 6.14.
“Reorganization” has the meaning set forth in Section 6.11.
“Response Action” has the meaning set forth in Section 9.4(i).
“Responsible Party” has the meaning set forth in Section 9.3(a).
“Schedules” has the meaning set forth in Section 6.10.
“Section 280G Approval” has the meaning set forth in Section 6.15.
“Section 280G Payments” has the meaning set forth in Section 6.15.
“Securities Act” means the Securities Act of 1933, as amended.
“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.
“Seller Companies” has the meaning set forth in Section 6.13(a)(iv).

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“Seller Expenses” means, without duplication, and to the extent unpaid as of the Closing Date, the aggregate amount payable by the Group Companies and/or Sellers for which any Group Company or Buyer could become liable after the Closing in respect of all out-of-pocket costs, fees and expenses of third-parties incurred by or on behalf of Sellers or any Group Company on or prior to the Closing in connection with the consummation of the Transactions, including, without limitation, (a) the fees and expenses of Lazard Middle Market LLC, and Kirkland & Ellis LLP, and any fees payable as of the Closing to Lincolnshire Management Inc. under the Professional Services Agreement, (b) to the extent not included in Funded Indebtedness, any change of control bonuses, phantom equity plans, severance or bonus plans, or similar arrangements (including any stay bonuses) payable to any current employee or director of a Group Company as the sole result of the consummation of the Transactions (and, for the avoidance of doubt, not as a result of (i) the termination by Buyer or its Affiliates of any employee or director or (ii) any other action undertaken by Buyer or its Affiliates prior to, at or following the Closing, including arrangements entered into at the direction of Buyer or its Affiliates), (c) any Company-side employment Taxes payable in respect of any payments of the kind described in clauses (b) above, (d) any costs related to the D&O Tail Policy, and (e) fifty percent (50%) of the cost (including underwriting fee, premium, premium taxes, and any broker expenses) related to the R&W Insurance Policy, provided, however, that in no event shall costs greater than $460,000 be included in Seller Expenses under this clause (e) or otherwise be payable by the Sellers in respect of the R&W Insurance Policy. Notwithstanding the foregoing, “Seller Expenses” shall not include (i) any amounts to the extent included in Funded Indebtedness or Closing Net Working Capital, or (ii) any amounts paid or payable under obligations or accruals related to the Group Companies’ 2016 annual incentive plan (including Taxes payable subject to standard payroll withholding requirements related thereto).
“Seller Indemnitee” has the meaning set forth in Section 9.2(b).
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Supplemental ERP” has the meaning set forth in Section 6.17(a).
“Survival Period Termination Date” has the meaning set forth in Section 9.1.

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“Target Net Working Capital” means $26,000,000.
“Tax” means (a) any federal, state, local or foreign taxes, including income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding or other tax, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not); (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group; (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person (in each case, other than such an agreement entered into in the ordinary course of business and not primarily concerning Taxes, such as a credit agreement or lease); and (d) any liability for the payment of any of the foregoing types as a successor or transferee. For avoidance of doubt, “Tax” shall exclude the Identified Escheat Obligations.
“Tax Allocation Statement” has the meaning set forth in Section 2.5.
“Tax Claims Cap” has the meaning set forth in Section 6.13(k).
“Tax Claims Survival Period” has the meaning set forth in Section 6.13(j).
“Tax Escrow Account” means an account established by the Escrow Agent to hold the Tax Escrow Amount in accordance with the Escrow Agreement.
“Tax Escrow Amount” means an amount equal to $1,635,000 to be deposited with the Escrow Agent on the Closing Date pursuant to the Escrow Agreement as security for Sellers’ obligations pursuant to Section 6.13(j).
“Tax Return” means any return, declaration, report, claim for refund or information, return or statement with respect to Taxes, including any Schedule or attachment therefor or any amendment thereof.
“Termination Agreement” has the meaning set forth in Section 2.3(b)(xiii).
“Termination Date” has the meaning set forth in Section 8.1(d).
“Terminated Partnership” has the meaning set forth in Section 6.13(a)(i).
“Third Party Claim” has the meaning set forth in Section 9.3(a).
“Transaction Tax Deductions” means the sum of all (a) stay or sale bonuses, change in control payments, severance payments, retention payments or any other similar payments made (or included as a liability in calculating Net Working Capital or Funded Indebtedness) by the Group Companies in connection with the Transactions, (b) the fees, expenses and interest incurred by the

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Company with respect to the payment of Funded Indebtedness (including, for the avoidance of doubt, amounts treated as interest for U.S. federal income tax purposes, any breakage fees or any accelerated deferred financing fees, whether paid before, at, or after the Closing), (c) the amount of any employment Taxes with respect to the amounts set forth in clause (a) paid by the Company on or prior to the Closing Date, and (d) any Seller Expenses, to the extent properly deductible for federal income Tax purposes (including any such expenses or amounts set forth on Exhibit A attached hereto).
“Transactions” means, collectively, the Reorganization and the other transactions contemplated by this Agreement and by the other agreements executed and delivered pursuant to this Agreement (including, without limitation, the Ancillary Documents).
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.
“US Employee” has the meaning set forth in Section 3.13(a).
“WARN Act” has the meaning set forth in Section 3.13(b).
ARTICLE 2
PURCHASE AND SALE
Section 2.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase (a) from Holdings Seller, and Holdings Seller will sell to Buyer, the Purchased Units and (b) from Blocker Seller, and Blocker Seller will sell to Buyer, the Blocker Stock, in exchange for the Estimated Purchase Price (subject to adjustment pursuant to Section 2.4).
Section 2.2    The Closing. The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m., New York time, on a date to be specified by the Parties, which date shall be no later than the second Business Day following the satisfaction (or waiver) of the conditions set forth in Article 7 (other than those conditions which are to be satisfied by the delivery of documents or the taking of any other action at the Closing by any Party, but subject to the satisfaction (or waiver) of such conditions at the Closing) and which date shall be no sooner than December 30, 2016 (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Buyer and Sellers’ Representative. For purposes of this Agreement and the Transactions, the Closing shall be deemed to occur as of the close of business on the Closing Date. The Closing may occur by electronic exchange of documents (including PDF signatures) and wire transfer of funds.
Section 2.3    Deliveries at the Closing.
(a)    Deliveries by Buyer. At the Closing, Buyer shall:
(i)    deposit the Escrow Amount into the applicable escrow account(s) established pursuant to (and the Escrow Amount shall be held by the Escrow Agent in accordance

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with the terms of) an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (A) entered into on or about the date hereof by and among Sellers’ Representative, Buyer and the Escrow Agent, and (B) attached hereto as Exhibit C;
(ii)    pay in cash by wire transfer of immediately available funds an amount equal to (A) the Estimated Purchase Price, minus (B) the Escrow Amount, to account(s) specified by Sellers’ Representative in the Closing Date Statement;
(iii)    pay in cash by wire transfer of immediately available funds, on behalf of the Group Companies, all outstanding Funded Indebtedness of the Group Companies identified with an asterisk (*) on the Closing Date Statement, in accordance with, and to the accounts of the holders of such Funded Indebtedness specified in, the Closing Date Statement; and
(iv)    pay in cash by wire transfer of immediately available funds, on behalf of the Group Companies or Sellers, as applicable, all of the unpaid Seller Expenses set forth on the Closing Date Statement, in accordance with, and to the accounts of the third parties specified in, the Closing Date Statement.
(b)    Other Deliveries. At the Closing, the Group Companies, Buyer and Sellers, as applicable, shall execute and deliver each of the following documents:
(i)    Sellers’ Representative shall deliver to Buyer a certificate or certificates representing all of the Blocker Stock, duly endorsed in blank or accompanied by stock transfer powers executed by the Blocker Seller;
(ii)    (A) Sellers’ Representative shall deliver a certificate of an authorized officer of Sellers’ Representative dated as of the Closing Date, to the effect that the applicable conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by the Sellers and (B) Company shall deliver a certificate of an authorized officer of the Company dated as of the Closing Date, to the effect that the applicable conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by the Company;
(iii)    Buyer shall deliver a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;
(iv)    the Company, Buyer and Sellers’ Representative shall each deliver a certified copy of (A) the Governing Documents of the Company or Buyer, as applicable, and (B) the resolutions of the board of directors, other governing body or group of holders of Equity Interests of the Company, Buyer or Sellers, as applicable, authorizing the execution and delivery of the Agreement and the consummation of the Transactions;
(v)    Lincolnshire Management, Inc. shall have duly executed and delivered a nonsolicitation agreement in the form of Exhibit D attached hereto (collectively, the “Nonsolicitation Agreement”), and the Nonsolicitation Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

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(vi)    Sellers’ Representative shall deliver to Buyer at least two (2) Business Days prior to the Closing Date evidence (A) that the Reorganization has been completed, and (B) that immediately prior to the Closing, Holdings Seller and the Blocker own all of the issued and outstanding Equity Interests in the Company;
(vii)    each Group Company shall deliver written resignations for (A) each of the directors of such Group Company set forth on Schedule 2.3(b)(vii) and (B) such other directors of any Group Company as may be requested by Buyer prior to the Closing Date, to the extent each such person in (A) and (B) above continue to be directors on the Closing Date;
(viii)    Sellers’ Representative shall deliver a certificate from each Seller, in compliance with Treasury Regulations Section 1.1445-2(b)(2), stating that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2;
(ix)    the Escrow Agreement shall have been duly executed and delivered by each of Buyer, Sellers’ Representative and the Escrow Agent;
(x)    certificates of insurance or other evidence that the D&O Tail Policy has been obtained and is in effect as of the Closing;
(xi)    Sellers’ Representative shall deliver payoff letters with respect to all outstanding Funded Indebtedness of the Group Companies identified with an asterisk (*) on the Closing Date Statement and UCC authorization statements as reasonably required to evidence the satisfaction of all outstanding Funded Indebtedness of the Group Companies identified with an asterisk (*) on the Closing Date Statement;
(xii)    Sellers’ Representative shall deliver a copy of the final invoice issued by Lazard Middle Market LLC substantially in a form annexed hereto as Exhibit F;
(xiii)    Lincolnshire Management, Inc. and the Company shall have duly executed and delivered a termination agreement in the form of Exhibit G attached hereto (collectively, the “Termination Agreement”), in accordance with the terms set forth in Section 6.16;
(xiv)    Sellers’ Representative shall deliver evidence that the assignments of the Assigned Agreement (and the assumptions related thereto) pursuant to Section 6.16 shall each have been effected; and
(xv)    Sellers’ Representative shall deliver (A) with respect to the Supplemental ERP (x) an e-mail from the relevant underwriter or insurer confirming that the Sellers’ Representative has purchased the Supplemental ERP for an additional thirty-six (36) months with an effective date of September 29, 2017 and (y) evidence that the premium for the Supplemental ERP has been paid; and (B) with respect to the Beazley OEP, (x) an e-mail from the relevant underwriter or insurer confirming that the Sellers’ Representative has agreed to purchase the Beazley OEP for 12 months with an effective date of the Closing Date and (y) evidence that the premium for the Beazley OEP has been paid.

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Section 2.4    Purchase Price.
(a)    Estimated Purchase Price. No later than three (3) Business Days prior to the Closing, Sellers’ Representative shall (or shall cause the Company to) deliver to Buyer a certificate (the “Closing Date Statement”) setting forth a good faith calculation of the Purchase Price based upon (i) the actual Enterprise Value, and (ii) Sellers’ Representative’s good faith estimate of (A) the Net Working Capital Adjustment (which may be a negative number), (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, and (D) the amount of Seller Expenses, in each case, including the components thereof and in a manner consistent with the definitions thereof (including, with respect to the calculation of the Closing Date Funded Indebtedness, the terms of Exhibit A, and with respect to the calculation of the Net Working Capital Adjustment, the terms of Exhibit B) (such calculation of the Purchase Price, the “Estimated Purchase Price”).
(b)    Determination of Final Purchase Price.
(i)    As soon as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare (and deliver to Sellers’ Representative) a certificate setting forth Buyer’s good faith proposed calculation of the Purchase Price, together with Buyer’s good faith proposed calculations of the Net Working Capital Adjustment and the amounts of Cash and Cash Equivalents, Closing Date Funded Indebtedness and Seller Expenses, in each case, including the components thereof and in a manner consistent with the definitions thereof (including, with respect to the calculation of the Closing Date Funded Indebtedness, the terms of Exhibit A, and with respect to the calculation of the Net Working Capital Adjustment, the terms of Exhibit B) (which calculations shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”). Notwithstanding anything to the contrary set forth herein, if Buyer fails to timely deliver any of the Proposed Closing Date Calculations, then, at the election of Sellers’ Representative in its sole discretion, Sellers’ Representative may retain a nationally or regionally recognized independent accounting firm to provide an audit of the Group Companies’ books, review the calculation of the Estimated Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 2.4(b), the determination of such accounting firm being conclusive and binding on the Parties; provided, however, that Sellers reserve any and all rights granted to it in this Agreement. In connection with the foregoing, each Group Company shall, and shall cause each other Group Company to, make its financial records available to such accounting firm in connection with its services and all fees and expenses of such accounting firm shall be paid by Buyer. Notwithstanding Sellers’ right to dispute the Proposed Closing Date Calculations pursuant to Section 2.4(b)(ii), if (A) the Proposed Closing Date Calculations provide that the Purchase Price is greater than the Estimated Purchase Price, then within three (3) Business Days after the date Buyer delivers to Sellers’ Representative the Proposed Closing Date Calculations, Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute all funds in the Adjustment Escrow Account to Sellers’ Representative, or (B) the Proposed Closing Date Calculations provide that the Estimated Purchase Price is greater than the Purchase Price, then within three (3) Business Days after the date Buyer delivers to Sellers’ Representative the Proposed Closing Date Calculations, Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent

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to distribute to Sellers’ Representative an amount equal to (I) the Adjustment Escrow Amount, minus (II) the difference between the Estimated Purchase Price and the Purchase Price (as calculated in the Proposed Closing Date Calculations).
(ii)    If Sellers’ Representative does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to Buyer within thirty (30) days of timely receiving the Proposed Closing Date Calculations, the Parties each agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital Adjustment, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment); provided, however, that in the event that Sellers’ Representative reasonably requests additional materials from Buyer in order to evaluate the Proposed Closing Date Calculations and Buyer does not provide such materials within five (5) days of Holdings Seller’s request thereof (or such shorter period as may remain in such thirty (30) day period), such thirty (30) day period shall be extended by one (1) day for each additional day required for Buyer to fully respond to such request. If Sellers’ Representative delivers a Purchase Price Dispute Notice to Buyer within such 30-day period, Buyer and Sellers’ Representative shall use commercially reasonable efforts to resolve the dispute during the 30-day period commencing on the date Buyer receives the applicable Purchase Price Dispute Notice from Sellers’ Representative and all such discussions related thereto shall (unless otherwise agreed by Buyer and Sellers’ Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state Law or rule. If Sellers’ Representative and Buyer do not agree upon a final resolution with respect to any disputed items contained in such Purchase Price Dispute Notice within such 30-day period, then Sellers’ Representative and Buyer shall engage, and such remaining items in dispute shall be submitted immediately to, a nationally or regionally recognized accounting firm mutually acceptable to Buyer and Sellers’ Representative. If Buyer and Sellers’ Representative are unable to agree on the choice of such accounting firm within ten (10) Business Days after the expiration of the aforementioned 30-day period, then Buyer and Sellers’ Representative shall select a nationally or regionally recognized accounting firm by lot (after excluding their respective regularly used accounting firms). The accounting firm so agreed to or selected (the “Accounting Firm”) shall be required to render a determination of the applicable dispute within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The sole task of the Accounting Firm shall be to resolve the disputed items by setting forth a value, for each disputed item, which value shall not be in excess of, nor less than, the greatest or lowest value, respectively, set forth in the Purchase Price Dispute Notice or the Proposed Closing Date Calculations. Neither Buyer nor the Sellers’ Representative shall have any ex parte conversations or meetings with the Accounting Firm without the prior consent of the other Party. Such determination of the Accounting Firm shall be conclusive and binding upon the Parties for all purposes hereunder (including the determination of the Actual Adjustment). The Proposed Closing Date Calculations shall be revised, if necessary, as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment). The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Buyer, and any associated engagement fees shall initially be borne 50%

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by Sellers’ Representative and 50% by Buyer; provided that such fees shall ultimately be borne by Buyer on the one hand and Sellers, on the other hand, in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such party (as determined by the Accounting Firm) bears to the total amount of the dispute items submitted to the Accounting Firm.
(iii)    The Company and the Blocker shall, and shall cause each other Group Company to, make its financial records and personnel available to Sellers’ Representative, its accountants and other representatives and the Accounting Firm at reasonable times during the review by Sellers’ Representative and the Accounting Firm of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.
(c)    Adjustment to Estimated Purchase Price.
(i)    If the Actual Adjustment is a positive amount, then (A) Buyer shall pay (or shall cause to be paid) to Sellers’ Representative an amount in cash equal to such positive amount and (B) all funds remaining in the Adjustment Escrow Account shall be released to Sellers’ Representative. Buyer and Sellers’ Representative shall take all actions required to cause the Escrow Agent to make all disbursements, and Buyer shall make (or cause to be made) all payments, required pursuant to this Section 2.4(c)(i), by wire transfer of immediately available funds (to an account designated by Sellers’ Representative to Buyer) within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b) above.
(ii)    If the Actual Adjustment is a negative amount, then Buyer shall be entitled to receive a cash disbursement from the Adjustment Escrow Amount equal to such negative amount, and, if such disbursement is insufficient to satisfy the entire amount of the Actual Adjustment, then Buyer, at its option, may collect the Actual Adjustment from the Indemnity Escrow Amount. Notwithstanding anything to the contrary in this Agreement, after all disbursements required to be made to Buyer pursuant to this Section 2.4(c)(ii) have been made by the Escrow Agent, if any funds remain in the Adjustment Escrow Account, such remaining funds shall be disbursed to Sellers’ Representative (on behalf of the Sellers). The Parties shall take all actions required to cause the Escrow Agent to make all disbursements required pursuant to this Section 2.4(c)(ii) by wire transfer of immediately available funds (to the applicable accounts designated by Buyer and Sellers’ Representative, as applicable) within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b).
(d)    Accounting Procedures. The Closing Date Statement, the Proposed Closing Date Calculations and any estimates, determinations and calculations contained therein shall be prepared and calculated for the Group Companies, on a consolidated basis (solely in the case of Subsidiaries of the Company) and using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Example Statement of Net Working Capital and the Example Statement of Funded Indebtedness, provided, that such statements, estimates, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (iii) shall

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follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP, and (iv) shall be prepared consistent with the methods used in preparing the Financial Statements.
Section 2.5    Purchase Price Allocation. Each Seller, the Company, and the Buyer agree to allocate the Purchase Price and any other relevant amounts (including, if applicable, any liabilities treated as assumed for U.S. federal income tax purposes) between the Blocker Stock and the Purchased Units and, as applicable, among the assets of the Company and any Subsidiary of the Company treated as a “disregarded entity” for U.S. federal income tax purposes in accordance with Schedule 2.5 (the “Tax Allocation Statement”) for U.S. federal and applicable state and local income Tax purposes, including, to the extent applicable, Sections 704(c), 755 and 1060 of the Code; provided that, such Schedule shall be updated by the Sellers’ Representative with Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), in good faith no later than two (2) Business Days prior to the Closing Date in a manner consistent with the Net Working Capital shown on the Closing Date Statement and the valuation assumptions and methodologies reflected in Schedule 2.5. The Sellers’ Representative shall, with Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), adjust the Tax Allocation Statement from time to time in a manner consistent with the principles of Schedule 2.5 to take into account any amounts treated as adjustments to purchase price for U.S. federal income tax purposes. Promptly following the date hereof, the Sellers’ Representative shall engage KPMG LLP to prepare a third party valuation with respect to (i) “Class V assets – stock of NPPHL (Ireland subsidiary),” (ii) “Class V assets – stock of Pluma (Mexico subsidiary)” and (iii) “Class VI assets (section 197 intangibles other than goodwill and going concern value)” (the “KPMG Valuation”).  Buyer agrees that up to a maximum of $75,000 of the cost of the KPMG Valuation (“KPMG Costs”) shall be treated as Cash and Cash Equivalents for purposes of calculating the Purchase Price.  Promptly following receipt of the KPMG Valuation, the Sellers’ Representative shall provide a copy thereof to Buyer.  Thereafter, the Parties shall negotiate in good faith concerning any potential adjustments to the Tax Allocation Statement related to the three asset classes described above.  In the event the Parties are unable to agree upon one or more adjustments to the Tax Allocation Statement related to the three assets classes described above prior to the Closing Date (or such later date as may be mutually agreed upon by the Parties), then the amount allocated to any such asset class that remains in dispute as of such time shall be the amount reflected in the Tax Allocation Statement as of the date hereof. No Party or Affiliate of any Party shall take, or permit any Affiliate to take, any position for any Tax purpose (whether in connection with audits, Tax Returns or otherwise) that is inconsistent with the final Tax Allocation Statement, except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Tax Law).
Section 2.6    Withholding. Buyer shall be entitled to deduct and withhold, or cause the Escrow Agent to deduct and withhold, from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Tax Law to be deducted and withheld; provided, that before withholding from a payment made to any Person pursuant to this Agreement, Buyer shall use reasonable best efforts to (i) at least five (5) Business Days prior to the payment of such amount, provide the Sellers with written notice of its intent to deduct and withhold, (ii) cooperate in good faith with Sellers to reduce or eliminate the deduction

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or withholding of such amount, and (iii) shall provide Sellers a reasonable opportunity to provide forms or other documentation that would exempt such amounts from withholding. To the extent that any such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BLOCKER
The Company, and with respect to representations and warranties in respect of the Blocker set forth in Sections 3.1(d), 3.2, 3.3(b), and 3.4, the Blocker, hereby represents and warrants to Buyer that the following are true and correct as of the date of this Agreement (except to the extent expressly relating to a specific date, in which event such representation or warranty shall be made as of such date):
Section 3.1    Organization and Qualification of the Group Companies.
(a)    Each Group Company is a limited liability company, corporation, partnership or other business association or entity, as the case may be, duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of formation or organization (as applicable). Schedule 3.1(a) sets forth the name, entity type, and jurisdiction of formation or organization (as applicable) of each Group Company. Each Group Company has the requisite corporate, limited liability company, limited company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.
(b)    Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a Company Material Adverse Effect.
(c)    The Company has made available to Buyer an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date of this Agreement, and no Group Company is in material default under or in material violation of any provision of its respective Governing Documents.
(d)    Blocker was organized solely for the purpose of owning, directly or indirectly, Equity Interests in the Company and has not engaged in any business, and has not incurred liabilities or obligations whatsoever, other than those incident to its direct or indirect ownership of Equity Interests in the Company and the execution of this Agreement and the consummation of the Transactions.

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Section 3.2    Capitalization of the Group Companies.
(a)    At Closing (and after giving effect to the Reorganization), the Purchased Units and the Blocker Units will collectively comprise all Equity Interests of the Company that are issued and outstanding, and the Purchased Units and the Blocker Units will have been duly authorized and validly issued, fully paid, and issued free and clear of any preemptive rights (except to the extent provided by applicable law), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and will be owned, beneficially and of record, by Sellers free and clear of all Liens (other than restrictions under applicable federal, state and other securities Laws). Schedule 3.2(a) sets forth all the Equity Interests of the Company issued and outstanding, reserved for issuance, or subject to Commitments immediately prior to consummation of the Reorganization. Except as set forth on Schedule 3.2(a) or in connection with the Reorganization, there are no outstanding (A) Equity Interests of the Company, (B) securities of the Company convertible into or exchangeable for, at any time, Equity Interests of the Company, (C) options, warrants, “phantom equity,” equity appreciation, participation or similar rights, calls, subscriptions or other rights (including preemptive rights or rights of first refusal or offer), conversion rights, anti-dilution rights, agreements or other commitments obligating the Company to issue, redeem, register, transfer or sell any Equity Interests or equity equivalent rights, (D) obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company, or (E) voting trusts, proxies, voting agreements, equityholder agreements or other agreements among the holders of Equity Interests of the Company with respect to the voting or transfer of its Equity Interests. All of the outstanding Equity Interests of the Company have been offered, issued, sold and delivered in compliance with applicable Laws. There are no rights to have the Company’s Equity Interests registered for sale to the public in connection with the Laws of any jurisdiction. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter. As of immediately following the Closing, and after giving effect to the Transactions, all of the Equity Interests of the Company will have been duly authorized and validly issued, and issued in compliance with all applicable Laws without giving rise to preemptive rights of any kind, and all of the outstanding Equity Interests of the Company will be held beneficially and of record by the Buyer.
(b)    The Blocker Stock comprises all Equity Interests of the Blocker that are issued and outstanding, and the Blocker Stock has been duly authorized and validly issued, fully paid and non-assessable, and issued free and clear of any preemptive rights (except to the extent provided by applicable law), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and will be owned, beneficially and of record, by the Blocker Seller free and clear of all Liens (other than restrictions under applicable federal, state and other securities Laws).  Schedule 3.2(b) sets forth all the Equity Interests of the Blocker issued and outstanding, reserved for issuance, or subject to Commitments. Except as set forth on Schedule 3.2(b), there are no outstanding (i) Equity Interests of the Blocker, (ii) securities of the Blocker convertible into or exchangeable for, at any time, Equity Interests of the Blocker, (iii) options, warrants, “phantom equity,” equity appreciation, participation or similar rights, calls, subscriptions or other rights (including preemptive rights or rights of first refusal or offer), conversion rights, anti-dilution rights, agreements or other commitments obligating the Blocker to issue, redeem, register, transfer or sell

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any Equity Interests or equity equivalent rights, other than in connection with the Reorganization, (iv) obligations of the Blocker to repurchase, redeem or otherwise acquire any Equity Interests of the Blocker, or (v) voting trusts, proxies, voting agreements, equityholder agreements or other agreements among the holders of Equity Interests of the Blocker with respect to the voting or transfer of its Equity Interests. All of the outstanding Equity Interests of the Blocker have been offered, issued, sold and delivered in compliance with applicable Laws. There are no rights to have the Blocker’s Equity Interests registered for sale to the public in connection with the Laws of any jurisdiction. The Blocker does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter. As of immediately following the Closing, and after giving effect to the Transactions, all of the Equity Interests of the Blocker will have been duly authorized and validly issued, and issued in compliance with all applicable Laws without giving rise to preemptive rights of any kind, and all of the outstanding Equity Interests of the Blocker will be held beneficially and of record by the Buyer.
(c)    Except as set forth on Schedule 3.2(c), no Group Company, other than the Blocker, directly or indirectly, owns any Equity Interests, or any interest convertible into or exchangeable or exercisable for, at any time, any Equity Interest, in any Person. At Closing (and after giving effect to the Reorganization), the Blocker, directly or indirectly will not own, and has not owned, any Equity Interests, or any interest convertible into or exchangeable or exercisable for, at any time, any Equity Interests, in any Person other than the Blocker Units. All outstanding Equity Interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law), free and clear of any preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than Permitted Liens) and are owned, beneficially and of record, by another Group Company. Schedule 3.2(c) sets forth, for each Subsidiary of the Company, all the Equity Interests issued and outstanding, reserved for issuance, or subject to Commitments. Except as set forth on Schedule 3.2(c), there are no outstanding (i) Equity Interests of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, Equity Interests of any Subsidiary of the Company, (iii) options, warrants, “phantom equity,” equity appreciation, participation or similar rights, calls, subscriptions or other rights (including preemptive rights or rights of first refusal or offer), conversion rights, anti-dilution rights, agreements or other commitments obligating any Subsidiary of the Company to issue, redeem, register, transfer or sell any Equity Interests or equity equivalent rights, other than in connection with the Reorganization, (iv) obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Interests of any such Subsidiary, or (v) voting trusts, proxies, voting agreements, equityholder agreements or other agreements among the holders of Equity Interests of any Subsidiary of the Company with respect to the voting or transfer of its Equity Interests. All of the outstanding Equity Interests of the Company’s Subsidiaries have been offered, issued, sold and delivered in compliance with applicable Laws. There are no rights to have any Equity Interests of the Company’s Subsidiaries registered for sale to the public in connection with the Laws of any jurisdiction. No Subsidiary of the Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter. As of

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immediately following the Closing, and after giving effect to the Transactions, all of the Equity Interests of the Company’s Subsidiaries will have been duly authorized and validly issued, and issued in compliance with all applicable Laws without giving rise to preemptive rights of any kind, and all of the outstanding Equity Interests of the Company’s Subsidiaries will be held, directly or indirectly, by the Buyer.
Section 3.3    Authority.
(a)    The Company has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Documents to which the Company is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation of the Transactions have been duly authorized by all necessary limited liability and/or other action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party, will be) duly executed and delivered by the Company and constitutes (and, with respect to each of the Ancillary Documents to which the Company will be a party, will constitute) a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding thereof may be brought.
(b)    The Blocker has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Documents to which the Blocker is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents by the Blocker and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Blocker. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Blocker will be a party, will be) duly executed and delivered by the Blocker and constitutes (and, with respect to each of the Ancillary Documents to which the Blocker will be a party, will constitute) a valid, legal and binding agreement of the Blocker (assuming that this Agreement has been and the Ancillary Documents to which the Blocker is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Blocker in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding thereof may be brought.
Section 3.4    Financial Statements.
(a)    Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

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(i)    the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2014 and December 31, 2015 and the related consolidated statements of operations, unitholders’ equity and income (loss) and cash flows for the years ended December 31, 2014 and December 31, 2015;
(ii)    the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the Latest Balance Sheet Date (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the eleven (11) month period ending on the Latest Balance Sheet Date;
(iii)    the unaudited balance sheet of the Blocker as of December 31, 2015; and
(iv)     the unaudited balance sheet of the Blocker as of the Latest Balance Sheet Date and the related unaudited statement of income for the eleven (11) month period ending on the Latest Balance Sheet Date.
(b)    Except as set forth on Schedule 3.4(b), the Financial Statements (i) have been prepared from the books and records of the Company and its consolidated Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to customary year-end adjustments, and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and to customary year-end adjustments).
(c)    Except for matters reflected or reserved against in the Financial Statements, no Group Company has any liabilities or obligations of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Group Companies (including the notes thereto) or any “off-balance sheet arrangements” that would be required to be disclosed under Item 303(a)(4) of Regulation S-K promulgated under the Securities Act, except liabilities or obligations that (i) are disclosed on Schedule 3.4(c), (ii) were incurred since the Latest Balance Sheet Date in the ordinary course of business (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of Law), (iii) are incurred in connection with the Transactions, (iv) are not material to the Group Companies, and (v) relate to a subject matter specifically addressed by other representations and warranties contained in this Article 3, it being agreed that the intention of this subclause (v) is to prevent the representations and warranties in this Article 3 from circumventing the agreed upon scope and limitations of such other representations and warranties, such as knowledge, materiality and Company Material Adverse Effect qualifications and dollar thresholds.
(d)    Each Group Company maintains a reasonably adequate system of internal controls and procedures. No Group Company (including their respective personnel who have a role in the preparation of financial statements or the internal accounting controls utilized by such Group

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Company) has identified any significant deficiency or material weakness in the system of internal accounting controls utilized by such Group Company.
Section 3.5    Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notice to, filing with, or authorization, consent or approval of any Person, including any Governmental Entity or any third party with whom any Group Company has a contractual relationship, is necessary for the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Documents to which the Company is a party or the consummation by the Company of the Transactions, except for (a) compliance with and filings under the HSR Act and any other applicable antitrust, competition or similar Law, rules regulations, Orders or decrees (including applicable terminations, suspensions, authorizations, Orders, grants, consents, permissions or approvals of Governmental Entities thereunder, (b) those the failure of which to obtain or make would not have a material and adverse effect on any Group Company, (c) applicable requirements, if any, under the DLLCA and federal or state securities or “blue sky” Laws, and (d) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery nor performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the Transactions will (i) conflict with, violate or result in any breach of any material provision of any Group Company’s Governing Documents, (ii) except as set forth on Schedule 3.5, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the material terms, conditions or provisions of any Material Contract or any Material Lease, (iii) violate any Order or Law applicable to any Group Company or any Group Company’s property or assets, or (iv) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of any Group Company.
Section 3.6    Material Contracts.
(a)    Schedule 3.6(a) sets forth a true and correct list as of the date of this Agreement of the following written Contracts (other than this Agreement and any Material Lease or any sale or purchase orders entered into with any customer or supplier in the ordinary course of business) to which any of the Group Companies is a party or by which the property or assets of any Group Company are otherwise bound (collectively, the “Material Contracts”):
(i)    Contracts for the employment or engagement of any officer, individual employee or other individual on a full‑time, part-time, consulting or other basis (A) providing annual base salary, service fee and/or guaranteed bonus in excess of $150,000 (other than Contracts with any individual in the United States that are terminable at-will or any Contract with any individual outside of the United States that are terminable upon sixty (60) days’ notice or less, without liability to any Group Company beyond that which is required by applicable law) or (B) providing for severance, separation or termination pay upon termination of employment or engagement or change of control payments that remain outstanding;

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(ii)    Contracts with temporary employment agencies or similar entities relating to the assignment of temporary employees (full-time or seasonal) to work at any of the Group Companies, that account for, in the aggregate, at least a majority of such temporary employees engaged by the Group Companies;
(iii)    Contracts relating to Funded Indebtedness (other than the Credit Facility and any ancillary documents executed in connection therewith), except for Funded Indebtedness for an amount less than $100,000;
(iv)    Contracts under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;
(v)    Contracts under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;
(vi)    any partnership, strategic alliance, joint venture, manufacturer, development or supply Contract or other Contract which involves a sharing of revenues, profits or losses by any Group Company with any other third party;
(vii)    Contracts pursuant to which any Group Company grants or is granted a license to use any Intellectual Property Rights and which involve payments by or to any Group Company, as applicable, in excess of $100,000 in any calendar year (other than for (A) standard off-the-shelf software license agreements entered into in the ordinary course of business and (B) non-exclusive licenses granted in the ordinary course of business);
(viii)    Contracts (other than purchase orders for sales of products or services in the ordinary course of business) with any customer or supplier set forth on Schedule 3.19 or Schedule 3.20, as applicable;
(ix)    Contracts requiring or providing for capital expenditures in excess of $250,000 in any fiscal year;
(x)    Contracts relating to interest rate, currency or other hedging arrangements;
(xi)    Contracts that relates to the future disposition or acquisition of material assets (other than Inventory) or properties by any Group Company, or any merger or business combination with respect to any Group Company;
(xii)    other than any Contracts specified in clauses (i) through (viii) above, Contracts that involve payments, performance of services or delivery or distribution of goods or materials by or to any Group Company of $250,000 or more in any calendar year;

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(xiii)    Contracts (other than employment, severance or similar Contracts with employees or directors of Group Companies) that cannot be terminated on less than ninety (90) days’ notice without an early termination penalty of more than $250,000 being payable by any Group Company;
(xiv)    Contracts prohibiting any Group Company from freely engaging in any business or otherwise limiting a Group Company from engaging in or competing with any Person in any business or in any geographical area;
(xv)    management Contracts (other than Contracts with officers or employees of a Group Company) that require a Group Company to make payments of any cash or other compensation or benefits, including agreements providing for the payment of cash or other compensation or benefits upon the consummation of the Transactions;
(xvi)    Contracts relating to the ownership of, acquisition of or investment in any business or enterprise (including investments in joint ventures and minority equity investments) under which any the Group Companies continue to have material monetary obligations;
(xvii)    any collective bargaining Contract or other Contract with any labor union or other bargaining representative of a group of employees of any Group Company;
(xviii)    Contracts with Key Suppliers or Key Customers (A) containing most favored nation provisions with any third party (including any similar provisions with respect to pricing), (B) containing grants of any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any customer or supplier, (C) that require the purchase of all or substantially all of its requirements of a particular product from any supplier, or (D) involving any royalty, dividend or similar arrangement based on the revenues or profits of any Group Company or fixed price or fixed volume arrangements.
(xix)    Contracts for the purchase or sale of Owned Real Property; and
(xx)    Contracts with any Governmental Entity that involve payments to any Group Company of more than $100,000, or more in any calendar year.
(b)    Except as set forth on Schedule 3.6(b), as of the date of this Agreement, each Material Contract is in full force and effect and is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.6(b), (i) each Group Company has performed all material obligations required to be performed by it under each Material Contract, and no Group Company or, to the Company’s knowledge, other party thereto is in breach of any material obligations under any Material Contract, and no event has occurred that with notice or lapse of time would constitute such a beach of default or would permit termination, modification or acceleration of any Material Contract by any party thereto, and (ii) during the past year, no Group Company has given or received written notice of any breach of or default under any Material Contract, in each

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case, other than any breaches or defaults that have not had an adverse effect which is material to any Group Company. The Company has given Buyer access to a true and correct copy of each Material Contract.
Section 3.7    Absence of Changes. Except as set forth on Schedule 3.7 and as expressly contemplated by this Agreement, since December 31, 2015, there has not been any event or development that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Group Company has conducted its business in the ordinary course, no Group Company has taken any action or omitted to take any action which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Buyer in accordance with Section 6.1(b), and (d) no Group Company has incurred any material damage or destruction to any material assets that is not covered by insurance. Buyer acknowledges that the announcement by Sellers or the Company of their intention to sell the business (as well as the execution of this Agreement, the Ancillary Documents and the consummation of the Transactions) might affect one or more of the Group Companies’ customer or supplier relationships, and that such effects do not and will not constitute a breach of this Section 3.7.
Section 3.8    Litigation. Except as set forth on Schedule 3.8, since January 1, 2014 and thereafter until the date of this Agreement, (i) there has not been any Proceeding pending or, to the Company’s knowledge, threatened in writing, against any Group Company, their respective businesses or any present or former officer, director, manager or employee of any Group Company in his or her capacity as such, at Law or in equity or before any Governmental Entity, and (ii) no Group Company has been subject to any outstanding Order (at Law or in equity), writ, injunction or decree (if finally determined pursuant to a final, non-appealable judgment in a manner adverse to the Group Companies); in each case of (i) and (ii) above, that would have an adverse effect which is material to any Group Company.
Section 3.9    Compliance with Applicable Law; Permits.
(a)    The business of the Group Companies is and has been for the past three (3) years operated in compliance, and to the Company’s knowledge, each of the officers, directors and executive employees of such Persons are in compliance and have complied, in each case, in all material respects with all applicable Laws, rules, regulations, codes, ordinances and Orders of all Governmental Entities in so far as they relate to the operations of any Group Company. This Section 3.9 does not relate to Tax matters (which is the subject of Section 3.15), environmental matters (which is the subject of Section 3.11), employee benefit matters (which is the subject of Section 3.10) or intellectual property matters (which is the subject of Section 3.12).
(b)    Schedule 3.9(b) contains a true, correct and complete list of all material Permits issued to any Group Company (the “Material Permits”). The Group Companies have all Material Permits, and have made all material notifications, registrations, certifications and filings with all Governmental Entities, necessary for the operation of their respective businesses as presently conducted. The Group Companies are in compliance, in all material respects, with all such Material Permits and all such Material Permits are in full force and effect. No Group Company has received written notice from any Governmental Entity, which remains outstanding, regarding any proposed modification, non-renewal, suspension, cancellation or termination of any such Permits, and, to the

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Company’s knowledge, no event has occurred which could reasonably be expected to result in the modification, non-renewal, suspension, cancellation or termination of any such Permit. There is no Proceeding pending or, to the Company’s knowledge, threatened by any Governmental Entity with respect to (a) any alleged failure by any Group Company or any of their respective personnel to have any Permit required in connection with the operation of their respective businesses or (b) any revocation, cancellation, rescission, modification, termination or refusal to renew in the ordinary course, any of the Material Permits.
Section 3.10    Employee Benefit Plans.
(a)    Schedule 3.10(a) lists all Employee Benefit Plans.
(b)    No Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or other welfare benefits to former employees of any Group Company other than pursuant to COBRA. No Employee Benefit Plan sponsored by a Group Company covering employees outside the United States is a defined benefit pension plan.
(c)    Each Employee Benefit Plan has been established, maintained, operated, funded and administered in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code and any other applicable Laws in all material respects. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to have an adverse effect on the tax-qualified status of such plan.
(d)    No Group Company has any current or contingent liability under Title IV of ERISA.
(e)    No Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by Section 502(i) of ERISA or Section 4975 of the Code.
(f)    With respect to each Employee Benefit Plan, the Company has made available to Buyer copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination or opinion letter.
(g)    No litigation or governmental administrative Proceeding, audit or other Proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s knowledge, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof in connection with any Employee Benefit Plan, and, to the Company’s knowledge, there is no reasonable basis for any such litigation or Proceeding. All payments and/or contributions required to have been made with respect to all Employee Benefit Plans either have been made or

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have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.
Section 3.11    Environmental Matters. Except as set forth on Schedule 3.11:
(a)    the Group Companies are, and for the past five years have been, in compliance in all material respects with all Environmental Laws;
(b)    the Group Companies hold and are in material compliance with all Permits that are required pursuant to Environmental Laws for the lawful conduct of their respective businesses (the “Environmental Permits”), each of which is in full force and effect, and have made all material notifications, registrations, certifications and filings with all Governmental Entities required pursuant to Environmental Laws for the operation of their respective businesses as presently conducted. No Group Company has received written notice from any Governmental Entity, which remains outstanding, regarding any proposed modification, non-renewal, suspension, cancellation or termination of any Environmental Permits. There is no material Proceeding pending or, to the Company’s knowledge, threatened by any Governmental Entity or other Person with respect to (i) any alleged failure by any Group Company or any of their respective personnel to have or to comply with any Environmental Permit required in connection with the operation of their respective businesses or (b) any revocation, cancellation, rescission, modification, termination or refusal to renew in the ordinary course, any of the Environmental Permits;
(c)    no Group Company has received (i) any material Environmental Claim or Environmental Notice, or (ii) any written notice of any other material liabilities under Environmental Law relating to its business or any of its current or former properties or operations which, in each case, either remains pending or unresolved, or is the source of ongoing material obligations or material requirements;
(d)    no Group Company has treated, stored, disposed of, transported, handled, or Released or arranged for the transportation, disposal or treatment of any Hazardous Substances except in material compliance with Environmental Laws or as would not reasonably be expected to result in material liability to any Group Company under Environmental Law;
(e)    there are no material Proceedings by any Governmental Entity or other Person pending or, to the Company’s knowledge, threatened, against any Group Company pursuant to applicable Environmental Laws or related to Hazardous Substances;
(f)    none of the Group Companies is subject to any Order of any Governmental Entity or any written settlement agreement with any other Person arising under Environmental Laws or related to Hazardous Substances that in each case remains pending and is the source of ongoing material obligations or material requirements;
(g)    no Hazardous Substances have been Released by any Group Company at, onto, in or from any Company Real Property or any real property formerly owned, leased or operated by any Group Company (“Former Company Real Property”) except in material compliance with Environmental Laws or as would not reasonably be expected to result in material liability to any

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Group Company under Environmental Law, and, to the Company’s knowledge, there has been no other Release of Hazardous Substances at such properties that could reasonably be expected to result in a material liability of the Group Companies under Environmental Law;
(h)    no Company Real Property or Former Company Real Property, is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any similar list of sites designated for Response Action by any state or by any governmental authority of jurisdictions outside the United States;
(i)    none of the Group Companies has assumed by any Contract or by operation of Law any material liabilities or material obligations of any other Person under Environmental Laws;
(j)    the Group Companies have provided to Buyer all material environmental, health and safety assessments, reports, audits, studies, inspections, investigations and remedial action plans with respect to the business of the Group Companies or to the environmental condition of the Company Real Property and Former Company Real Property which are in the possession or reasonable control of the Group Companies; and
(k)    neither the execution of this Agreement nor the consummation of the Transactions will require any material notice to or consent, clearance or authorization from any Governmental Entity under Environmental Laws; except for such notices, consents, clearances and authorizations which, if not made or obtained, would not materially interfere with, or make illegal, the conduct of the business of the Company or any Company Subsidiary.
This Section 3.11 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including any matters arising under Environmental Laws or relating to Hazardous Substances.
Section 3.12    Intellectual Property.
(a)    Except as set forth on Schedule 3.12, the Group Companies own, license or otherwise have the right to use all Intellectual Property Rights necessary for or material to the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”); provided that the preceding sentence shall not be deemed a representation or warranty with respect to whether the conduct of the business of the Group Companies infringes the Intellectual Property Rights of any other Person, which is the subject of the last sentence of this Section 3.12(a). Schedule 3.12 sets forth a list of (i) patented and registered Group Company IP Rights owned by any Group Company, and (ii) patent applications and applications for the registration of Group Company IP Rights owned by any Group Company. The registered, patented or pending applications for any Group Company IP Rights owned by the Group Companies are subsisting and, to the Company’s knowledge, valid and enforceable. Except as set forth in Schedule 3.12, there is not pending or threatened in writing against any Group Company any action by any third party contesting the validity, enforceability use or ownership of any Group Company IP Right owned by any Group Company. The conduct of the business of the Group Companies as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any third party

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(provided that the foregoing representation is qualified as to the Company’s knowledge solely with respect to the infringement or misappropriation of patents or patent rights), and, to the Company’s knowledge, no third party is infringing or misappropriating any material Group Company IP Rights owned by any Group Company.
(b)    Except as would not have an adverse effect which is material to the Group Companies, taken as a whole, the computer systems, including software, used by the Group Companies in the conduct of their respective businesses (collectively, the “Group Company Systems”) are sufficient for the needs of the Group Companies’ respective businesses as they are currently conducted. In the last twelve (12) months, there has not been any material failure with respect to any of the Group Company Systems that has not been remedied. The Group Companies have in place commercially reasonable measures, consistent in all material respects with customary industry practices, to protect the confidentiality, integrity and security of the Group Company Systems (and all information and transactions stored or contained therein) against any unauthorized use, access or corruption. The Group Companies have implemented commercially reasonable data backup and data storage procedures, as well as a commercially reasonable business continuity plan, in each case consistent in all material respects with customary industry practices in the geographies in which such Person operates. To the Company’s knowledge, except as set forth in Schedule 3.12, none of the Group Companies use any open source software or similar software in a manner that would require disclosure or licensing of any material Intellectual Property Rights, including source code, owned by such Group Company.
(c)    All Intellectual Property Rights created by any employee, agent, independent contractor or other Person for any Group Companies, are wholly owned by such Group Company and have been assigned to such Group Company pursuant to a written assignment and/or work made for hire agreement providing that such Group Company is the sole owner of such Intellectual Property Rights, which is in full force and effect and is valid and, to the Company’s knowledge, binding on each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). No present or former employee, officer or director of any Group Company, any of its agents or outside contractors, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property rights that any Group Company purports to own. The Group Companies (including any of their predecessors in interest) have written agreements with all of their past and present employees requiring such employees to assign all patents, patent applications, inventions and other Intellectual Property Rights to such Group Company and waive all moral rights, as necessary to protect such Group Company’s ownership interest in the Intellectual Property Rights, and all such agreements are valid and enforceable.
(d)    The Group Companies use commercially reasonable efforts, consistent in all material respects with customary industry practices, to register and reasonably maintain and protect each item of Intellectual Property Rights owned by such Person which is material to their businesses. Except as set forth on Schedule 3.5, the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions, will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies to own or use or otherwise exercise

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any other rights that the Group Companies currently have with respect to any Group Company IP Rights.
Section 3.13    Labor Matters.
(a)    Schedule 3.13(a)(i) sets forth a complete and accurate list, by company, of the officers, and employees of each of the Group Companies as of the date which is five (5) Business Days prior to the date hereof, identifying for each such individual his or her position, annual compensation (including base salary, target cash bonus and commissions), treatment by the Group Companies as exempt or non-exempt for wage and hour purposes (for U.S. Employees only), date of hire, business location, whether on leave and if so the anticipated return to work date. Except as may be prohibited by applicable Law and as set forth on Schedule 3.6(a)(i), the employment of any employee of the Group Companies performing services exclusively or primarily in the U.S. (“U.S. Employee”) can be terminated at-will. Except as may be prohibited by applicable Law and as set forth on Schedule 3.6(a)(i), the employment of any employee of the Group Companies performing services exclusively or primarily outside the U.S. (“Non-U.S. Employee”) can be terminated for any lawful reason without liability to any Group Company other than statutory notice, statutory severance, statutory termination indemnity, and/or other separation payment required by applicable Law. Except as may be prohibited by applicable Law and as set forth on Schedule 3.6(a)(i), the engagement of any temporary employees whether in or outside the U.S. can be terminated without liability to any Group Company, other than statutory or notice, statutory severance, statutory termination indemnity, and/or other separation payment required by applicable Law. The Company has made available to Buyer all applicable form employment agreement, offer letter and independent contractor agreement, as well as any individual agreement or offer letter that materially deviates therefrom. None of the employees listed on Schedule 3.13(a)(i) who are officers or the Chief Executive Officer’s direct reports have terminated their employment nor have threatened in writing to terminate such employment, nor have any of the Group Companies given notice of termination to any such employee. The Group Companies have properly classified their employees in the U.S. as exempt or non-exempt for purposes of the Fair Labor Standards Act and state and local wage and hour Laws, and are otherwise in compliance in all material respects with such Laws. The Group Companies are, and for the last three years have been, in compliance in all material respects with all applicable Laws respecting labor and employment matters, including Laws respecting fair employment practices, terms and conditions of employment, occupational safety and health, workers’ compensation, worker classification (including classification of exempt and non-exempt status and classification of employees and independent contractors), immigration, affirmative action, wages and hours (including without limitation working time, overtime and minimum wage), use of temporary employees, equal pay, payroll processing and withholdings, termination of employment and unfair dismissal. All Persons, including contractors and consultants, who have performed services for any of the Group Companies within the past three years and who have been classified as independent contractors have reasonably satisfied the requirements of applicable Law to be so classified and have been engaged in accordance with applicable Law.
(b)    No Group Company is presently, or has been in the past three (3) years, party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council, or any other employee representative with respect to its employees, and no such Contract

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is being negotiated by any of the Group Companies, nor is there any duty on the part of any of the Group Companies to bargain with any labor organization or representative. There are no labor organizations representing, purporting to represent or, to the Company’s knowledge, seeking to represent any current employees of any of the Group Companies. There is no labor strike, work stoppage, or other concerted interference with normal operations or similarly material labor dispute pending or, to the Company’s knowledge, threatened against any Group Company. As of the date of this Agreement, to the Company’s knowledge, no union organization campaign is in progress with respect to any employees of any Group Company and no unfair labor practice charge or complaint has been served on any Group Company or is threatened. No Group Company has engaged in any “plant closing,” or “mass layoff” since January 1, 2016, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (to the extent applicable) or any similar plant closing or mass layoff Laws (“WARN Act”) affecting any site of employment of any of the Group Companies or one or more facilities or operating units within any site of employment or facility of the Group Companies. Schedule 3.13(b) lists all employees of the Group Companies whose employment was terminated by the Company Group (other than for cause) during the ninety (90)-day period ending on the date hereof.
(c)    The Group Companies (i) are not delinquent in any payments to any of its employees, any third-party staffing agency or the equivalent for purposes of paying temporary employees, consultants or independent contractors for any wages, salaries, overtime, commissions, bonuses, fees or other compensation due and payable with respect to any services performed for any of the Group Companies or amounts required to be reimbursed to such Person; or (ii) have made any required payments to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or similar obligations for any employees of the Group Companies (other than routine payments to be made in the normal course of business and consistent with past practice). None of the employment policies or practices of any of the Group Companies are currently being audited or investigated by any Governmental Entity. The Group Companies have delivered to Buyer accurate and complete copies of all employee manuals and handbooks and policy statements relating to the employment of their employees.
(d)     No litigation or governmental administrative Proceeding, audit or other Proceeding (excluding any ordinary-course workers compensation, unemployment or similar Proceeding) is pending or, to the Company’s knowledge, threatened between any Group Company, on the one hand, and any current or former employee, temporary employee, independent contractor or consultant of any Group Company or any third party or Governmental Entity acting on their behalf, on the other hand, and, to the Company’s knowledge, there is no reasonable basis for any such litigation or Proceeding that would have an adverse effect which is material to any Group Company. No Group Company is bound by any consent decree with, or citation by, any Governmental Entity relating to any current or former employee, temporary employee, independent contractor or consultant.
Section 3.14    Insurance. Schedule 3.14(a) contains a complete and correct list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement, which identifies

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the issuer of each such policy. All such policies are, as of the date of this Agreement, held by a Group Company or a Seller in full force and effect, all premiums with respect thereto covering all periods up to the open of business on the Closing Date will have been paid, and no written notice of cancellation, termination, material reduction in coverage or disallowance of any claim has been received by any Group Company with respect to any such policy. Since December 31, 2014, (i) no insurance carrier has denied coverage for any claim asserted by any Group Company, and (ii) no insurance carrier has declined to renew any insurance policy with any Group Company. The Company has made available to Buyer true and correct copies of all such policies. Except as set forth on Schedule 3.14(b), (A) to the Company’s knowledge there are no circumstances that will lead to any such insurance being revoked, violated or not renewed in the ordinary course of business, and (B) there are currently no claims pending under any such policy other than those arising in the ordinary course. All notices required to be given under any insurance policy have been timely given.
Section 3.15    Tax Matters. Except as set forth on Schedule 3.15:
(a)    each Group Company has duly and timely filed all income Tax Returns and all other material Tax Returns required to be filed by it, all such Tax Returns have been prepared in compliance with all applicable Laws and regulations and are true, correct and complete in all material respects. All Taxes of each Group Company or for which a Group Company is liable, in each case, that are due and owing (whether or not shown on any Tax Return), have been paid or properly accrued, except to the extent of the reserve established by the Group Companies for uncertain Tax positions set forth on their books in accordance with GAAP and to be set forth on the Latest Balance Sheet. The unpaid Taxes of any Group Company (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (other than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Group Company in filing their Tax Returns. Since the Latest Balance Sheet Date, no Group Company has incurred any liability for Taxes, including any Taxes resulting from the Reorganization or the Transactions, other than Taxes incurred in the ordinary course of business;
(b)    no Group Company is currently the subject of a Tax audit or examination with respect to Taxes and, to the Company’s knowledge, no Tax audit or examination has been threatened with respect to a Group Company in respect of any Tax;
(c)    no Group Company has consented in writing to extend the time, or is the beneficiary of any extension of time, in which any material Tax may be assessed or collected by any taxing authority;
(d)    no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notices in each case with respect of Taxes which has not been satisfied by payment or been withdrawn or any written notice indicating an intent to open an audit or other review related to Tax matters;

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(e)    each Group Company, other than the Company and Blocker, is and has been for its entire existence treated as a “disregarded entity” for U.S. federal Tax purposes;
(f)    the Company is not and has not ever been treated as a corporation for U.S. federal income tax purposes;
(g)    each Group Company (i) has withheld from all employees, customers, independent contractors, creditors, direct and indirect holders of Equity Interests and any other applicable payees proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable Law and (ii) has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity;
(h)    there are no Liens for unpaid Taxes on the assets of any Group Company, other than Permitted Liens;
(i)    no Group Company is a party to any Tax allocation, indemnification, sharing or similar agreement (other than such an agreement entered into in the ordinary course of business and not primarily concerning Taxes, such as a credit agreement or lease);
(j)    no written (or, to the Company’s knowledge, any other) claim has ever been made by any Governmental Entity in any jurisdiction where a Group Company does not file Tax Returns that a Group Company is or may be subject to Taxation by that jurisdiction;
(k)    no Group Company has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision thereto);
(l)    no Group Company will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “Closing Agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income tax Law) of which a Group Company is a party executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election under Section 108(i) of the Code, (vi) ownership of “United States property” (as defined in Section 956(c) of the Code) made prior to the Closing Date by a Group Company that is a “controlled foreign corporation (within the meaning of Section 957(a) of the Code), or (vii) Group Company that is a “controlled foreign corporation (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) prior to the Closing Date;
(m)    no Group Company has received any closing agreement, private letter ruling or technical advice memoranda from the IRS (or any comparable Tax agreement or ruling from any other Governmental Entity);
(n)    no Group Company is a party to any joint venture, partnership or other contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes;

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(o)    no Group Company has ever been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(p)    fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-11T(d)(2)(i); and
(q)    except as set forth on Schedule 3.15(q), the execution of this Agreement and the consummation of the Transactions (either alone or together with another event) will not (i) accelerate the time of payment or vesting or increase the amount of compensation due any executive officer or director, or (ii) result in any payment that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
This Section 3.15 contains the sole and exclusive representations and warranties of the Company and the other Group Companies concerning Tax Matters.
Section 3.16    Brokers. No broker, finder, financial advisor or investment banker, other than Lazard Middle Market LLC (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the Transactions based upon arrangements made by and on behalf of any Group Company.
Section 3.17    Real and Personal Property.
(a)    Real Property.
(i)    Schedule 3.17(a) sets forth (A) a list of all real property owned by any Group Company (such real property, the “Owned Real Property”), and (B) (whether as lessee or lessor) a list of all leases or occupancy agreements (each a “Material Lease”) of real property (such real property, the “Leased Real Property”; and together with the Owned Real Property, the “Company Real Property”) to which any Group Company is a party or by which any of them is bound, in each case, as of the date of this Agreement, except for any lease or agreement pursuant to which any Group Company holds or leases Leased Real Property under which the aggregate annual rental payments do not exceed $250,000 and the remaining term thereof does not exceed one (1) year. The Company Real Property comprises all material real property used by the Group Companies in conduct of their business. To the Company’s knowledge, there is no dispute with any adjoining or neighboring owner or occupier with respect to the Company’s use and occupation of any Company Real Property. With respect to each parcel of Company Real Property, except as disclosed on Schedule 3.17(a): (I) within the last twelve (12) months, neither the Company nor any of its Subsidiaries has received written notice of, and to the Company’s knowledge there is not, any pending or threatened condemnation or eminent domain Proceedings or their local equivalent affecting or relating to such Company Real Property; and (II) within the last twelve (12) months, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity or other Person that the use and occupancy of any of the Company Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions, Permitted Liens, applicable Law consisting of building codes,

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zoning, subdivision or other land use or similar Laws or any Permits, licenses or approvals issued thereunder, and to the Company’s knowledge no such material violations exist. Except for the Permitted Liens, there exist no Liens affecting the Company Real Property created by, through or under the Group Companies. To the Company’s knowledge, except as otherwise set forth in Schedule 3.17(a), all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property are sufficient for the current operation of the business of the Company and its Subsidiaries.
(ii)    The applicable Group Companies have good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Liens other than Permitted Liens. No person holds any option or right of first refusal or first opportunity to acquire any interest in any Owned Real Property.
(iii)    The Company has provided to Buyer true and complete copies of each Material Lease, including all amendments and supplements thereto. Except as set forth on Schedule 3.17(a), each Material Lease is valid and binding on the parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.17(a), each of the Group Companies, and, to the Company’s knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Material Lease, there are no defaults under any Material Lease, and to the Company’s knowledge, no circumstance currently exists which, with notice or the passage of time, or both, would give rise to a default by any party under any Material Lease or which would give rise to an entitlement on the part of any landlord under any Material Lease to terminate such Material Lease. With respect to each Material Lease, the other party to such lease is not an Affiliate of Sellers. The Group Companies have not subleased or otherwise granted any Person the right to use or occupy any Owned Real Property or Leased Real Property. The Group Companies have not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein.
(b)    Personal Property. Except as disclosed on Schedule 3.17(b), as of the date of this Agreement, the Group Companies collectively own, or hold under valid leases disclosed on Schedule 3.17(b), all (i) of the properties and assets, tangible or intangible, currently used by the Group Companies or otherwise necessary for the conduct of their businesses as currently conducted, and (ii) assets reflected on the Latest Balance Sheet or acquired after the date thereof, except as sold or disposed of subsequent to the date thereof in the ordinary course of business, in each case subject to no Lien except for Liens identified on Schedule 3.17(b) and Permitted Liens. Such personal property is reasonably suitable for its intended use, is in good operating condition and repair (subject to normal wear and tear), and is free from material defects. This Section 3.17(b) does not relate to intellectual property matters (which is the subject of Section 3.12)
Section 3.18    Transactions with Affiliates. Schedule 3.18 sets forth all Contracts, loans, leases or other arrangements (other than related to (i) ordinary course continuing employment and benefit matters) between any Group Company, on the one hand, and any current or former director, manager, officer, holder of Equity Interests, employee or Affiliates of any Group Company, on the

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other hand, that will not be terminated effective as of the Closing Date with no further liability or obligation continuing after such termination with respect to any Person who is a party to such Contract, loans, leases or other arrangements. Except as disclosed on Schedule 3.18 and to the Company’s knowledge, none of the Group Companies and their respective Affiliates, directors or officers possesses, directly or indirectly, any financial interest in, or is a director or officer of, any Person (other than any Group Company) which is a material client or supplier of any Group Company. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.
Section 3.19    Customers. Schedule 3.19 sets forth a list of the ten (10) most significant customers of the Group Companies, taken as a whole (the “Key Customers”), based on dollar sales volumes of the Group Companies, taken as a whole, during the 12-month period ended September 30, 2016. Except as set forth on Schedule 3.19, since September 30, 2016 to the date hereof, no Key Customer has ceased or materially reduced, or has sent written notice that it is materially reducing, its relationship with any Group Company or the use or distribution of the products, goods or services of the Group Companies and to the Company’s knowledge, no Key Customer has any plan or intention to do any of the foregoing.
Section 3.20    Suppliers. Schedule 3.20 sets forth a list of the ten most significant suppliers of the Group Companies, taken as a whole (the “Key Suppliers”), based on amounts paid by the Group Companies, taken as a whole, during the 12-month period ended September 30, 2016. Except as set forth on Schedule 3.20, since September 30, 2016 to the date hereof, no Key Supplier has ceased or materially reduced, or has sent written notice that it is materially reducing, its relationship with any Group Company or the supply of raw materials, supplies, merchandise or other goods or services to the Group Companies, and to the Company’s knowledge, no Key Supplier has any plan or intention to do any of the foregoing, subject to general and customary price changes, including, without limitation, product availability, price changes and economic changes.
Section 3.21    Product Liabilities and Warranties. Except as set forth on Schedule 3.21, (a) each product designed, manufactured, shipped, sold or distributed by or on behalf of any Group Company since December 31, 2015 (the “Products”) has been in material conformity with all applicable express or implied warranties, and (b) there is no pending or, to the Company’s knowledge, threatened recall of any Product. There are no existing nor, to the Company’s knowledge, threatened in writing, claims against any Group Company relating to any work performed by any Group Company, product liability, indemnity, warranty or other similar claims against any Group Company alleging that any Product is defective in any material respect or fails to meet any product or services warranties in any material respect.
Section 3.22    Absence of Certain Payments. During the five (5) years prior to the date hereof, no Group Company, nor any director, manager, officer, employee, or to the knowledge of the Company, other person acting on their behalf has, directly or indirectly, violated any provision of any Anti‑Corruption and Anti‑Bribery Laws, including by (a) the use of any Group Company’s funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity; (b) making any unlawful payment to foreign or domestic government officials or employees or to

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foreign or domestic political parties or campaigns from any Group Company’s funds; or (c) making or receiving any unlawful bribe, rebate, payoff, influence payment, kickback, or other similar unlawful payment. The Group Companies have established and maintained a compliance program and internal controls and procedures reasonably appropriate to the requirements of Anti‑Corruption and Anti‑Bribery Laws that apply to the Group Companies. There have been no false or fictitious entries made in the books or records of any Group Companies relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and no Group Company has established or maintained a secret or unrecorded fund. No Seller is a “foreign official” within the meaning of Anti‑Corruption and Anti‑Bribery Laws.
Section 3.23    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 (AS MODIFIED BY THE SCHEDULES), NONE OF THE GROUP COMPANIES, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, MAKE AND HAVE MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS AND EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WHETHER MADE BY THE GROUP COMPANIES, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, MANAGERS, EMPLOYEES, AGENTS OR OTHER REPRESENTATIVES. NO PERSON HAS BEEN AUTHORIZED BY SELLERS, THE GROUP COMPANIES, OR ANY OF THEIR RESPECTIVE AFFILIATES, TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO SELLER, THE GROUP COMPANIES, THE BUSINESSES OF THE GROUP COMPANIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS EXCEPT AS SET FORTH IN ARTICLE 3 (AS MODIFIED BY THE SCHEDULES) AND, IF MADE, ANY SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON. BUYER FURTHER ACKNOWLEDGES THAT NEITHER SELLER, THE GROUP COMPANIES NOR ANY OTHER PERSON OR ENTITY WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER RESULTING FROM THE DISTRIBUTION TO BUYER OR ITS REPRESENTATIVES OR BUYER’S USE OF ANY INFORMATION REGARDING THE GROUP COMPANIES OR THEIR RESPECTIVE BUSINESSES NOT EXPRESSLY SET FORTH IN ARTICLE 3 (AS MODIFIED BY THE SCHEDULES), INCLUDING ANY PROJECTIONS OR OTHER INFORMATION PROVIDED BY OR ON BEHALF OF THE COMPANY OR SET FORTH IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATIONS RELATING TO THE TRANSACTIONS.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS
The Sellers hereby represent and warrant to Buyer that the following are true and correct as of the date of this Agreement (except to the extent expressly relating to a specific date, in which event such representation or warranty shall be made as of such date):
Section 4.1    Organization and Qualification of Sellers. Each Seller is a limited liability company or limited partnership, duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Seller has the requisite power and authority to own,

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lease and operate its material properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the consummation of the Transactions.
Section 4.2    Authority. Each Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Documents to which such Seller is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which each Seller is a party and the consummation of the Transactions have been (and such Ancillary Documents to which a Seller will be a party will be when delivered at the Closing) duly authorized by all necessary action on the part of each Seller and no other proceeding (including by its holders of Equity Interests) on the part of any Seller is necessary to authorize this Agreement and the Ancillary Documents to which any Seller is a party or to consummate the Transactions. This Agreement has been (and each of the Ancillary Documents to which a Seller will be a party, will be when delivered at the Closing) duly executed and delivered by each Seller and constitute (and, with respect to each of the Ancillary Documents to which a Seller will be a party, will constitute when delivered at the Closing) a valid, legal and binding agreements of each Seller (assuming that this Agreement has been, and the Ancillary Documents to which a Seller is a party will be, duly and validly authorized, executed and delivered by the other parties thereto), enforceable against each Seller in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally, and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding thereof may be brought.
Section 4.3    Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Person, including any Governmental Entity or any third party with whom any Seller has a contractual relationship, are necessary for the execution, delivery or performance by each Seller of this Agreement or any of the Ancillary Documents to which a Seller is a party or the consummation by each Seller of the Transactions, except for (a) those the failure of which to obtain or make would not have a material adverse effect on Holdings Seller’s ownership of the Purchased Units at Closing, or Blocker’s ownership of the Blocker Units at Closing, or otherwise prevent or materially delay the Closing, and (b) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Transactions, and (c) compliance with and filings under the HSR Act and any other applicable antitrust, competition or similar Law, rules regulations, Orders or decrees (including applicable terminations, suspensions, authorizations, Orders, grants, consents, permissions or approvals of Governmental Entities thereunder). Neither the execution, delivery nor performance by each Seller of this Agreement or the Ancillary Documents to which a Seller is a party nor the consummation by each Seller of the Transactions will (i) conflict with, violate or result in any breach of any provision of Sellers’ Governing Documents, (ii) except as set forth on Schedule 4.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material agreement to which a Seller is a party or (iii) violate any Order or Law applicable to any Seller, which in the case of any of clauses (ii) through

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(iii) above, would (A) have a material adverse effect on Holdings Seller’s ownership of the Purchased Units, or Blocker’s ownership of the Blocker Units, or (B) otherwise prevent or materially delay the Closing in any manner.
Section 4.4    Title; Ownership. At Closing (and after giving effect to the Reorganization), Holdings Seller will own of record and beneficially all of the Purchased Units, and Holdings Seller will have good and valid title to the Purchased Units, free and clear of all Liens (other than those Liens granted in connection with the Credit Facility, all of which Liens shall be terminated in connection with the Closing, and other than restrictions under applicable federal, state and other securities Laws). At Closing (and after giving effect to the Reorganization), the Blocker will own of record and beneficially all of the Blocker Units, and Blocker will have good and valid title to the Blocker Units, free and clear of all Liens (other than those Liens granted in connection with the Credit Facility, all of which Liens shall be terminated in connection with the Closing, and other than restrictions under applicable federal, state and other securities Laws). Blocker Seller owns of record and beneficially all of the Blocker Stock, and Blocker Seller has good and valid title to the Blocker Stock, free and clear of all Liens. Other than the Purchased Units and the Blocker Stock, no Seller is the record, legal or beneficial owner of any other Equity Interests or securities convertible into or exchangeable for Equity Interests of any Group Company. Upon payment for the Purchased Units and the Blocker Stock pursuant to the terms of this Agreement, the Sellers shall transfer to Buyer good and valid title to the Purchased Units and the Blocker Stock, free and clear of all Liens.
Section 4.5    Litigation. (a) There is no Proceeding pending or threatened, verbally or in writing, against the Sellers before any Governmental Entity which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of a Seller to perform its obligations under this Agreement or the Transactions, and (b) Sellers are not subject to any outstanding Order, writ, injunction or decree that, if not complied with, in either case, would prevent or delay the Closing.
Section 4.6    Brokers. No broker, finder, financial advisor or investment banker, other than Lazard Middle Market LLC (whose fees shall be included in Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Sellers.
Section 4.7    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN THIS ARTICLE 4 (AS MODIFIED BY THE SCHEDULES) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. SELLERS HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES.

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Sellers and the Company that the following are true and correct as of the date of this Agreement (except to the extent expressly relating to a specific date, in which event such representation or warranty shall be made as of such date):
Section 5.1    Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Transactions. Buyer has delivered to Sellers’ Representative copies of its Governing Documents in effect as of the date of this Agreement.
Section 5.2    Authority. Buyer has all necessary corporate power and authority to execute, deliver and perform its obligations this Agreement and the Ancillary Documents to which Buyer is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other proceeding (including by its holders of Equity Interests) on the part of Buyer is necessary to authorize this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the Transactions. No vote of Buyer’s holders of Equity Interests is required to approve this Agreement or for Buyer to consummate the Transactions. This Agreement has been (and the Ancillary Documents to which Buyer is a party, will be when executed and delivered by Buyer at the Closing) duly and validly executed and delivered by Buyer and constitutes (and, with respect to each of the Ancillary Documents to which Buyer will be a party, will constitute) a valid, legal and binding agreement of Buyer (assuming this Agreement has been and the Ancillary Documents to which Buyer is a party will be duly authorized, executed and delivered by Sellers and the other parties thereto, as applicable), enforceable against Buyer in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally, and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding thereof may be brought.
Section 5.3    Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and Sellers’ representations and warranties contained in Section 4.3, no material notice to, filing with, or authorization, consent or approval of any Person, including any Governmental Entity or any third party with whom Buyer has a contractual relationship, is necessary for the execution, delivery or performance of this Agreement or any of the Ancillary Documents to which Buyer will be a party or the consummation by Buyer of the Transactions, except for (a) compliance with and filings under the HSR Act and any other applicable antitrust, competition or similar Law, rules regulations, Orders or decrees (including applicable terminations, suspensions, authorizations, Orders, grants, consents, permissions or approvals of Governmental Entities thereunder), and (b) those set forth on Schedule 5.3. Neither the execution, delivery nor performance by Buyer of this Agreement and the Ancillary

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Documents to which Buyer will be a party nor the consummation by Buyer of the Transactions will (i) conflict with, violate or result in any breach of any provision of Buyer’s Governing Documents, (ii) except as set forth on Schedule 5.3, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Buyer is a party, or (iii) violate any Order or Law applicable to Buyer, except in the case of clauses (ii) and (iii) above, for violations which would not prevent or materially delay the consummation of the Transactions.
Section 5.4    Litigation. (a) There is no Proceeding pending or threatened, verbally or in writing, against Buyer before any Governmental Entity which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the Transactions, and (b) Buyer is not subject to any outstanding Order, writ, injunction or decree that, if not complied with, in either case, would have a material adverse effect on Buyer’s contemplated ownership of the Purchased Units, or otherwise prevent or delay the Closing.
Section 5.5    Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by and on behalf of Buyer or any of its Affiliates for which Sellers, or (prior to the Closing) any Group Company, may become liable.
Section 5.6    Financing. Buyer has, and will have on the Closing Date, sufficient funds available to consummate the Transactions, including to pay the Purchase Price and the fees and expenses of Buyer related to the Transactions. There is no circumstance or condition that, in the aggregate with all other circumstances and conditions, could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.
Section 5.7    Solvency. Assuming the truth and accuracy of (a) the Company’s and the Blocker’s representations and warranties contained in Article 3, and (b) the Seller’s representations and warranties contained in Article 4, immediately after the Closing, and after giving effect to the Transactions (including any financings being entered into in connection therewith), Buyer and its consolidated Subsidiaries (including the Group Companies) will (i) be solvent (either because its financial condition is such that the sum of its debts is less than the fair value of its assets or because the fair salable value of its assets is greater than the total value of its liabilities (including all liabilities whether or not reflected in a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed)), (ii) have adequate capital with which to engage in its business and all businesses in which it is about to engage or (iii) be able to pay their debts and obligations in the ordinary source of business as they become due.
Section 5.8    Securities Matters. Buyer acknowledges and agrees that the Purchased Units are being acquired by Buyer solely for its own account, for investment purposes only, and not with any present intention of distributing, selling, transferring, conveying or otherwise disposing of the Units (or any interest in them) in violation of the Securities Act and/or other applicable Law, rule and regulations. Buyer has sufficient knowledge and experience in financial and business

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matters to be capable of evaluating the merits and risks of its investment in the Purchased Units and making an informed decision with respect thereto, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Units. Buyer acknowledges that the Purchased Units have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Purchased Units except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.
Section 5.9    Acknowledgment and Representations by Buyer. Buyer acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, and operations of the Group Companies. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company, the Blocker and Sellers expressly set forth in this Agreement (and has not relied on any other representations or warranties other than those expressly set forth herein), and Buyer (on behalf of itself and its Affiliates) acknowledges that, other than as expressly set forth in this Agreement, none of Sellers, Blocker, the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement, and (b) with respect to any omissions, projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Sellers, or any Group Company heretofore or hereafter delivered to or made available to Buyer or any of its agents, representatives, lenders or Affiliates. Notwithstanding anything in this Agreement to the contrary, the Parties agree and acknowledge that the representations made in this Section 5.9 shall not be deemed to limit the remedies of a Buyer Indemnitee with respect to any Actual Fraud.
ARTICLE 6
COVENANTS
Section 6.1    Conduct of Business of the Company and Blocker.
(a)    Except (i) as contemplated by this Agreement (including any action as may be necessary to consummate the Reorganization), (ii) to the extent required by applicable Law or Material Contract, (iii) as set forth on Schedule 6.1(b), or (iv) as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Blocker and the Company shall, and shall cause each other Group Company to (A) conduct its business in the ordinary and regular course in a reasonable and prudent manner consistent with the manner heretofore conducted, including with respect to hiring and terminating personnel, and (B) to the extent consistent with the foregoing clause (A),

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use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business.
(b)    Except (A) as contemplated by this Agreement (including any action as may be necessary to consummate the Reorganization), (B) to the extent required by applicable Law or Material Contract, (C) as set forth on Schedule 6.1(b), or (D) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Blocker and Company shall not (and shall cause each other Group Company not to) do or cause to be done any of the following during the Pre-Closing Period:
(i)    issue, sell, pledge, encumber, redeem, repurchase or grant (other than to any other Group Company) (A) any Equity Interest of any Group Company; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Interest of any Group Company;
(ii)    except in the ordinary course of business, create any Lien on any assets or properties (whether tangible or intangible) of any Group Company, other than (A) Permitted Liens, and (B) Liens on assets or properties having an aggregate value not in excess of $250,000;
(iii)    sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of any Group Company having a value in excess of $250,000;
(iv)    acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or acquire any other material assets having a value in excess of $250,000;
(v)     (A) enter into, amend or terminate any employment or independent contractor agreement or severance agreement, except any employment or independent contractor agreement providing for base salary or other fixed compensation of less than $200,000 per annum for any individual providing services exclusively or primarily in the U.S. or $100,000 per annum for any individual providing services exclusively or primarily outside the U.S.; (B)  increase the salary payable, or to become payable, by any Group Company to directors or officers of such Group Company; (C) pay or make provision for the payment of any bonus, commission, severance, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any employee of any Group Company, or any director or officer of any Group Company (except payments made pursuant to this Agreement or any change of control bonuses, phantom equity plans, severance or bonus plans, or similar arrangements (including any stay bonuses) payable to any current employee or director of a Group Company as the sole result of the consummation of the Transactions which are both disclosed on Schedule 3.15(q) and are included in Seller Expenses); (D) other than as required by applicable rule or regulation, increase the coverage or benefits available under any employee benefit plan, payment or arrangement made to, for or with any director, officer, employee of any Group Company, agent or representative, or (E) enter into, amend or terminate any agreement relating to the assignment of temporary employees to work at any Group Company, other than, in the case of each of clauses (A) through (E), such actions which are made in the ordinary course of business consistent with past practice, as required

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by applicable Law, or which are made pursuant to an Employee Benefit Plan, this Agreement or other contractual obligation in existence as of the date of this Agreement;
(vi)    other than as required by GAAP or Tax Law, as applicable, (A) adopt, revoke or materially change any method of financial or Tax accounting or financial or Tax accounting practice used by the Company, (B) make, change or revoke any material tax election, (C) amend any material Tax Return, (D) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law), or (E) settle or compromise any material Tax claim or material Tax Proceeding or surrender any right to claim a material Tax refund, offset or other reduction in material Tax liability;
(vii)    amend, renew, terminate or grant any release or relinquishment of any material right under any Material Contract or Material Lease or, enter into any new Contract that would have been a Material Contract or a Material Lease if entered into prior to the date of this Agreement, in each case, except for Contracts entered into, renewed or extended automatically pursuant to the terms of such Material Contract or Material Lease or in the ordinary course of business;
(viii)    terminate the employment of any officer of any Group Company;
(ix)    except for cash equivalent investments, directly or indirectly acquire, make any investment in, or make any capital contributions to, any Person, in excess of $100,000;
(x)    implement any employee layoffs in violation of the WARN Act;
(xi)    borrow any amount or incur any indebtedness, or incur any contingent liability as guarantor or otherwise with respect to the obligations of others or cancel any debt or claim owing to any Group Company in an amount in excess of $250,000 (except for draws under the Credit Facility);
(xii)    waive, release or assign any claims or rights of any Group Company the value of which is in excess of $200,000 in the aggregate;
(xiii)    make any capital expenditure or incur any capital commitment in an amount in excess of $250,000 (except as set forth in the Group Companies’ budget);
(xiv)    amend the Governing Documents of any Group Company; or
(xv)    enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).
Section 6.2    Access to Information; Confidentiality.
(a)    During the Pre-Closing Period, upon reasonable prior written notice, subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject and provided that Buyer is not in material breach of this Agreement, the Company and the Blocker shall, and shall cause each other Group Company to, use reasonable best efforts to provide to Buyer

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and its authorized representatives during normal business hours reasonable access to, or copies of, all of the properties, books, records, Contracts, documents and insurance policies of the Group Companies reasonably requested (in a manner so as to not interfere with the normal business operations of any Group Company). All of such information and any other information provided by any Party to any other Party and/or such other Party’s representatives shall be treated as “Confidential Information.”
(b)    Each Seller acknowledges that, through its, his or her direct or indirect ownership interest in the Company, such Seller has obtained written and/or confidential and proprietary information concerning the business of the Company and its Subsidiaries that includes, without limitation, (i) any formula, pattern, device or compilation of information which is used in the business of the Company or any of its Subsidiaries and which gives the Company or any of its Subsidiaries an actual or potential competitive advantage over companies operating in the same or similar business who lack knowledge of or do not use such information, (ii) proprietary technology, operating procedures and methods of operation, financial statements and other financial information, trade secrets, market studies and forecasts, competitive analyses, pricing policies, the substance of agreements with customers, referral sources and others, marketing and similar arrangements, servicing and training programs and arrangements, customer and referral provider lists, other trade secrets, and (iii) any notes, compilations, Excel spread sheets, data reports, studies, interpretations or other documents embodying confidential and proprietary information (clauses (i)-(iii), collectively, the “Confidential Information”). Each Seller acknowledges that furnishing Confidential Information to third parties would be detrimental to Buyer and the Company and would place Buyer and the Company at a competitive disadvantage. During the Pre-Closing Period and from the Closing Date until the fifth anniversary of the Closing Date, each Seller severally agrees that it, shall not, directly or indirectly, use or disclose any Confidential Information to any Person or direct or permit any of such Seller’s Affiliates to use or disclose Confidential Information to any Person. The foregoing restrictions and obligations under this Section 6.2(b) shall not apply to: (A) any Confidential Information that is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by a Seller, (B) any information obtained by a Seller from a third party on a non-confidential basis, provided that such third party is not known by such Seller to be bound by a confidentiality agreement with, or other legal or fiduciary obligation to, Buyer, the Company or any of its Subsidiaries that prohibits the disclosure of Confidential Information, (C) any information a Seller is required by Law, legal process or regulation to disclose, provided that if practicable and permitted by Law or Order, such disclosing Seller shall provide Buyer and the Company with prompt written notice of any such request or requirement so that Buyer and the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.2(b), provided further that such disclosing Seller shall reasonably cooperate with Buyer and the Company in seeking such a protective order and/or other appropriate remedy, or (D) any disclosure to a Seller’s accountants, attorneys, advisors, Affiliates, members, partners and direct and indirect owners provided that such Seller shall advise such Persons of the confidential nature of such Confidential Information, such Seller shall direct such recipient to comply with the terms of this Section 6.2(b), and such Seller shall be responsible for any unauthorized use or disclosure by such Persons of any such Confidential Information. Each Seller agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Section 6.2(b) by a Seller and that Buyer and the Company shall be entitled to

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equitable relief, including injunction and specific performance, pursuant to Section 10.14 as a remedy for any such breach (or threatened breach), without proof of damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for breach of this Section 6.2(b), but will be in addition to all other remedies available at law or in equity.
Section 6.3    Efforts to Consummate; Further Assurances.
(a)    Subject to the terms and conditions herein provided, each Party shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). Without limiting the foregoing, each Party shall use reasonable best efforts to obtain consents and other authorizations of all Governmental Entities necessary to consummate the Transactions. All governmental filing fees incurred in connection with obtaining such consents and authorizations, including the HSR Act filing fee, shall be borne by Buyer. Each Party shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the Transactions promptly (and in any event, within five (5) Business Days) after the date of this Agreement, and Buyer shall make, as soon as practicable after the date of this Agreement, all filings required under any other antitrust or competition Law for the consummation of the Transactions; provided that the Company and Sellers shall collaborate with Buyer in good faith, and provide all information reasonably requested by Buyer, for the purpose of preparing and submitting such filings. To the extent available, each such filing, including without limitation the HSR Act filing, shall request early termination of the review period. The Parties shall respond as promptly as practicable to any request from a Governmental Entity for additional information and documentary material pursuant to the HSR Act and any other applicable antitrust, competition or similar Law, rule regulation, Order or decree. Without limiting the foregoing, (i) Sellers and Buyer and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or similar antitrust or competition Law, or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other Parties, and (ii) the Parties shall take all actions that are reasonably necessary or advisable or as may be reasonably required by any Governmental Entity to expeditiously consummate the Transactions. Nothing in this Agreement, including this Section 6.3, obligates Buyer to (A) sell, license or otherwise dispose of, or hold separate or agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company after the Closing or any entity, facility or assets of Buyer or its Affiliates, (B) terminate, amend or assign existing relationships or contractual rights and obligations, (C) amend, assign or terminate existing licenses or other agreements or enter into such new licenses or other agreements, or (D) except as expressly provided in this Agreement, enter into new contractual obligations. Except as expressly permitted by this Agreement, neither the Company, nor Sellers on behalf of the Company, shall do or agree to do any of the things listed in (A) through (D) above except with the express prior written consent of Buyer.
(b)    In the event any claim, action, suit, investigation or other Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use their

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reasonable best efforts to defend against such claim, action, suit, investigation or other Proceeding and, if an injunction or other Order is issued in any such action, suit or other Proceeding, to use their best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.
(c)    From and after the Closing, each Party, at the request of any other Party, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to such other Party such instruments in addition to those required by this Agreement, and take all such other actions, as is reasonably necessary or desirable to implement any provision of this Agreement.
Section 6.4    Public Announcements. Buyer, on the one hand, and Sellers, on the other hand, shall consult with one another and seek one another’s written approval before issuing any press release, or otherwise making any public statements, with respect to Transactions, and shall not, and shall cause its Affiliates not to, issue any such press release or make any such public statement prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law or regulation, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance. Notwithstanding anything to the contrary in this Agreement, in no event shall this Section 6.4 limit disclosure by any Party or any of its respective Affiliates to any direct or indirect investors in any such Person, as applicable, or in connection with normal fund raising and related marketing or informational or reporting activities of such Party or any such Affiliate.
Section 6.5    Indemnification; Directors’ and Officers’ Insurance.
(a)    Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, and managers of each Group Company, as provided in such Group Company’s Governing Documents or otherwise in effect as of the date of this Agreement with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the applicable Group Company will perform and discharge such Group Company’s obligations to provide such indemnity and exculpation. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would materially adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, or managers of any Group Company, unless such modification is required by applicable law.
(b)    At or prior to the Closing, the Company shall purchase a prepaid, non-cancellable “tail” policy to the HCC Global/ U.S. Specialty Insurance Company Policy No. 114MGU16A37031 and the ACE American Insurance Company Excess Liability Insurance, Policy No. G251245456002 maintained by the Group Companies or the Sellers with respect to matters existing or occurring at or prior to the Closing (including the Transactions), which policies shall be effective for a period from the Closing Date through and including the six (6) years after the Closing Date (the “D&O Tail Policy”); provided, that the costs of such D&O Tail Policy shall be borne by

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the Sellers, and shall be treated as a Seller Expense for purposes of calculating the Purchase Price to the extent unpaid as of the Closing Date; and provided, that at the Company’s option, the EPL and fiduciary coverage need only have a three year duration. The D&O Tail Policy shall provide coverage to the Group Companies (other than Blocker), with the right to directly access the D&O Tail Policy. If reasonably obtainable at no additional expense, any “extended reporting” or “run-off” endorsements evidencing same shall expressly be in the name of both the Company and Holdings Seller. Buyer, Sellers and the Group Companies shall take no action to terminate coverage under the D&O Tail Policy. The parties shall cooperate with the other party (at such other party’s sole cost and expense) with respect to any claims made by such other party.
(c)    The directors, officers, and managers of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third party beneficiaries of this Section 6.5. This Section 6.5 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Buyer and each Group Company.
Section 6.6    Exclusive Dealing. During the Pre-Closing Period, the Company, any other Group Company, nor any Seller shall take, nor shall the Company, any other Group Company, or any Seller permit any of their respective officers, directors, employees, representatives, Affiliates, consultants, financial advisors, attorneys, accountants or other agents to take (directly or indirectly), any of the following actions with any Person (other than Buyer and/or its Affiliates): (a) solicit, entertain, encourage, facilitate, initiate or engage in or conduct discussions or negotiations with, any Person relating to any inquiry, contact, offer or proposal, oral, written or otherwise, formal or informal, with respect to (i) any direct or indirect acquisition of (A) any Group Company’s Equity Interests, any right to acquire any Equity Interests in any Group Company or any security convertible into or exercisable for such Equity Interests, other than acquisitions under clause (A) by employees of the Group Companies pursuant to pre-existing employee benefit arrangements or (B) any merger, sale of substantial assets or similar transaction involving any Group Company, other than assets sold in the ordinary course of business, or (ii) any joint venture or other strategic investment in or involving any Group Company (other than with or by Buyer and/or its Affiliates) (each transaction described in clauses (i), and (ii), an “Acquisition Transaction”); (b) provide any information with respect to any Group Company to any Person other than Buyer and/or its Affiliates relating to (or which the Company reasonably believes would be used for the purpose of formulating) an offer or proposal with respect to, or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by such Person with regard to, any possible Acquisition Transaction for any Group Company; (c) approve or agree to or enter into an agreement with any person other than Buyer providing for an Acquisition Transaction for any Group Company; (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Acquisition Transaction for any Group Company other than the Transaction; or (e) authorize or permit any directors, officers, employees, managers, advisors, representatives or agents of any Group Company to take any such action; provided, however, that Buyer hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company

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of this Section 6.6. The Company shall during the Pre-Closing Period promptly notify Buyer after receipt by any Group Company or any Seller (or any of their respective officers, directors, employees, managers, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Acquisition Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the management, properties, books or records of any Group Company by any Person that informs or has informed any Group Company or any Seller that it is considering making or has made such a proposal or inquiry. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect. Each Group Company and each Seller shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Transaction.
Section 6.7    Documents and Information.
(a)    After the Closing Date, Buyer and the Company shall, and shall cause the Group Companies to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by Sellers during normal business hours of the Group Companies, as applicable, upon reasonable request and upon reasonable advance written notice. Sellers shall reimburse Buyer or the Company for reasonable out-of-pocket costs and expenses incurred in assisting Sellers pursuant to this Section 6.7(a). Notwithstanding anything in this Agreement to the contrary, nothing shall obligate the Buyer or any Group Company to provide or make available to the Sellers or their respective Affiliates any information the disclosure of which is prohibited or restricted by any applicable Law, regulation or Order or the disclosure of which would jeopardize any applicable attorney-client communication or work product privilege.
(b)    Notwithstanding any other provision hereof, the obligations of Buyer and each Group Company contained in this Section 6.7 shall be binding upon the successors and assigns of Buyer and the Group Companies.
Section 6.8    Contact with Customers, Suppliers and Other Business Relations. During the Pre-Closing Period, Buyer hereby agrees that Buyer is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (excluding designated executive officers), customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, its business or the Transactions without the prior written consent of the Company or Sellers’ Representative; provided, however, that Buyer shall not be prohibited from contacting customers, suppliers, distributors or other material business relations of the Buyer in the ordinary course and not related to any Group Company, the Confidential Information or the Transactions. For the avoidance of doubt, the terms of Section 6.2(b) shall to apply with respect to any communications or sharing of information pursuant to this Section 6.8.

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Section 6.9    Employee Benefits Matters. Except as set forth on Schedule 6.9, (a) during the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Buyer shall provide employees of each Group Company with compensation that is no less favorable than the combined base or hourly compensation and target incentive or bonus opportunities (excluding any payments made pursuant to this Agreement or any change of control bonuses, phantom equity plans, severance or bonus plans, or similar arrangements (including any stay bonuses) payable to any current employee of a Group Company as the sole result of the consummation of the Transactions which are both disclosed on Schedule 3.15(q) and are included in Seller Expenses) provided to such employees immediately prior to the Closing Date, and (b) during the period beginning on the Closing Date and ending on the earlier to occur of (1) the first (1st) anniversary of the Closing Date, or (2) December 31, 2017, Buyer shall provide employees of each Group Company with employee benefits that are substantially comparable in the aggregate to those provided under the Employee Benefit Plans and other benefit plans, programs or arrangements maintained by the Group Companies as of the date of this Agreement. Buyer further agrees that, from and after the Closing Date, Buyer shall, and shall cause each Group Company to, grant all of its employees credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes, and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or any Group Company on or after the Closing Date other than any equity compensation arrangements (the “New Plans”). In addition, Buyer shall, if commercially feasible, take actions to (A) cause to be waived all pre‑existing condition exclusions and actively‑at‑work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date, and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out‑of‑pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, (x) shall constitute an amendment to or any other modification of any Employee Benefit Plan, (y) shall, subject to compliance with the foregoing provisions of this Section 6.9, alter or limit any Group Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as required by Law, (z) is intended to confer upon any employee of any Group Company any right to continued employment for any period beyond any such right which may exist as of the Closing pursuant to any Contract or agreement between any such employee, on the one hand, and any Group Company, on the other hand (which Contract or agreement was not entered into in violation of this Agreement). Buyer agrees that Buyer and each Group Company shall be solely responsible for satisfying the continuation coverage requirements of COBRA for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.
Section 6.10    Disclosure Schedules. Concurrently with the execution and delivery of this Agreement, the Company and Sellers’ Representative has delivered to Buyer the disclosure Schedules to this Agreement (the “Schedules”). All Schedules and attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The mere inclusion of information in any Schedule hereto as an exception to a representation, warranty or covenant (i)

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shall not be deemed an admission by any Party that such information represents a material exception or a material fact, event, condition, change, occurrence or effect or that such information has had or would reasonably be expected to have a Company Material Adverse Effect or a “material adverse effect” on Sellers’ or Buyer’s ability to consummate the Transactions, as applicable, or (ii) constitute, or be deemed to be, an admission to any third party concerning such information. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Matters disclosed to Buyer pursuant to any Section of or Schedule to this Agreement (or any section of any Schedule to this Agreement) will be deemed to be disclosed with respect to all Sections of and Schedules to this Agreement (and all sections of all Schedules to this Agreement) to the extent that the relevance of any such disclosure in such other Section or Schedule is reasonably apparent on the face of such disclosure in such Section or Schedule. Capitalized terms used in any Schedule to this Agreement but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.
Section 6.11    Reorganization. Buyer acknowledges and agrees that prior to the Closing, the Sellers, the Group Companies and their Affiliates may undertake reorganization (the “Reorganization”) as set forth in Exhibit E. Buyer agrees that notwithstanding anything in this Agreement or any Ancillary Documents to the contrary, nothing in this Agreement (including Section 6.1) or any Ancillary Documents shall prohibit or restrict the consummation of (or any agreements to consummate) the Reorganization. Notwithstanding the foregoing, Buyer further acknowledges and agrees that the Sellers may modify the Transactions undertaken in the Reorganization and may omit certain steps described in, or take steps not described in, Exhibit E, but only to the extent such modifications do not have a materially adverse impact on Buyer or the Group Companies.
Section 6.12    Representation and Warranty Policy. A buyer-side representation and warranty insurance policy underwritten by Concord Specialty Risk is being conditionally bound as of the date hereof (the “R&W Insurance Policy”). Sellers shall bear fifty percent (50%) of the cost of the R&W Insurance Policy (including underwriting fee, premium, premium taxes, and any broker expenses), by including such amount as a Seller Expense, provided, however, that in no event shall R&W Insurance Policy costs greater than $460,000 be included in Seller Expenses or otherwise be payable by the Sellers in respect of the R&W Insurance Policy. Any other fees, costs or deductibles associated therewith shall be borne solely by Buyer. Buyer agrees to not seek to make, enter into or consent to, any amendment to the R&W Insurance Policy following the Closing that would materially and adversely affect the rights of the Sellers hereunder without the prior written consent of the Sellers’ Representative.
Section 6.13    Tax Matters.
The provisions of this Section 6.13 shall govern the allocation of responsibility as between Buyer and the Company, on the one hand, and the Sellers, on the other hand, for certain Tax matters following the Closing:
(a)    Responsibility for Filing Tax Returns.
(i)    The Sellers’ Representative shall prepare or cause to be prepared, and timely file or cause to be timely filed, at the Sellers’ sole cost and expense, all federal, state, and

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local income Tax Returns for the Company and its Subsidiaries for Pre-Closing Tax Periods (including Straddle Periods). All such Tax Returns shall be prepared in a manner consistent with the respective past practices of the Company and this Agreement, except as otherwise required by applicable Law. The Sellers’ Representative shall deliver a draft of any such Tax Return to Buyer at least thirty (30) days prior to the due date for the filing of such Tax Return in order to provide Buyer with the opportunity to review and comment on such Tax Returns (and the Sellers’ Representative shall consider in good faith and implement the reasonable comments of Buyer to such Tax Returns, to the extent such comments are consistent with the Company and its Subsidiaries’ respective past practices and applicable Law) and consent to the filing of such Tax Returns (which consent shall not be unreasonably withheld, conditioned or delayed). The Parties agree that Buyer’s acquisition of the Purchased Units pursuant to this Agreement will result in a termination of the Company (which, for purposes of this Section 6.13(a)(i), shall be referred to as the “Terminated Partnership”) under Section 708(b)(1)(B) of the Code. Notwithstanding anything to the contrary in this Agreement, if an election under Section 754 of the Code is not in effect for the Terminated Partnership on the Closing Date, the Parties agree that an election under Section 754 of the Code shall be made by the Terminated Partnership on its final return (as described in Treasury Regulations Section 1.708-1(b)(5)).
(ii)    The Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, at the Sellers’ sole cost and expense, all federal, state, and local income Tax Returns for the Blocker for Pre-Closing Tax Periods (including Straddle Periods). All such Tax Returns shall be prepared in a manner consistent with the respective past practices of the Blocker and this Agreement, except as otherwise required by applicable Law. Buyer shall deliver a draft of any such Tax Return to the Sellers’ Representative at least twenty (20) days prior to the due date for the filing of such Tax Return in order to provide the Sellers’ Representative with the opportunity to review and comment on such Tax Returns (and Buyer shall consider in good faith and implement the reasonable comments of the Sellers’ Representative to such Tax Returns, to the extent such comments are consistent with the Company’s and the Blocker’s respective past practices and applicable Law) and consent to the filing of such Tax Returns (which consent shall not be unreasonably withheld, conditioned or delayed). No later than five (5) Business Days prior to the due date of each such Tax Return, the Sellers’ Representative shall pay to Buyer (A) all Taxes shown to be due on each such Tax Return for a taxable period that ends on or prior to the Closing Date, (B) all Taxes shown on any Tax Return for a Straddle Period (determined in accordance with Section 6.13(g)) that are attributable to the pre-Closing portion of such Straddle Period (except, in the case of (A) and (B), to the extent any such Tax was accrued as a liability in determining Closing Net Working Capital or Funded Indebtedness) and (C) all reasonable costs and expenses that Buyer (or any Group Company) incurs in preparing any such Tax Returns. Buyer shall cause the Tax year of the Blocker to close as of the end of the Closing Date for U.S. federal income tax purposes by including the Blocker on the consolidated Tax Return after the Closing Date of the C corporation subsidiary of the Buyer that acquires the stock of the Blocker, and Buyer shall not take any action, or permit any action to be taken, that would prevent the Tax year of the Blocker from ending for state, local and foreign income tax purposes at the end of the day on the Closing Date.
(iii)    Except as provided in Sections 6.13(a)(i) and 6.13(a)(ii), Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the

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Group Companies for all Pre-Closing Tax Periods that are due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the respective past practices of the Company and the Blocker and this Agreement, except as otherwise required by applicable Law. With respect to any such Tax Return for a Pre-Closing Tax Period, Buyer shall deliver a draft of any such Tax Return to the Sellers’ Representative at least thirty (30) days prior to the due date for the filing of such Tax Return in order to provide the Sellers’ Representative with the opportunity to review and comment on such Tax Returns (and Buyer shall consider in good faith and implement the reasonable comments of the Sellers’ Representative to such Tax Returns, to the extent such comments are consistent with the Group Companies’ respective past practices and applicable Law) and consent to the filing of such Tax Returns (which consent shall not be unreasonably withheld, conditioned or delayed). No later than five (5) Business Days prior to the due date of each such Tax Return, the Sellers’ Representative shall pay to Buyer (A) all Taxes shown to be due on each such Tax Return for a taxable period that ends on or prior to the Closing Date, (B) all Taxes shown on any Tax Return for a Straddle Period (determined in accordance with Section 6.13(g)) that are attributable to the pre-Closing portion of such Straddle Period (except, in the case of (A) and (B), to the extent any such Tax was accrued as a liability in determining final Net Working Capital or Funded Indebtedness) and (C) all reasonable costs and expenses that Buyer (or any Group Company) incurs in preparing any such Tax Returns.
(iv)    The Sellers’ Representative shall cause Holdings Seller, Lincolnshire NP Holdings, LLC, and Lincolnshire IV-A NP Pass-Through LP (collectively, the “Seller Companies”) to file all federal, state, and local income Tax Returns with respect to any Pre-Closing Tax Period consistent with the federal, state, and local income Tax Returns for the Company filed pursuant to Sections 6.13(a)(i).
(b)    Books and Records; Cooperation. Buyer, on the one hand, and the Sellers’ Representative, on the other hand, shall:
(i)    provide the other party with such assistance as may be reasonably requested in connection with the preparation, review or filing of any Tax Return or any audit or other examination by any taxing authority, judicial or administrative Proceeding, or indemnity claim relating to Taxes with respect to the Company or the Blocker, or that could reasonably be expected to impact the Sellers or any of their owners. Such assistance shall include, but not be limited to, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity which relate to the Company or the Blocker (in each case relating to Pre-Closing Tax Periods) or the Sellers’ Representative; and
(ii)    retain and provide the other party with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination Proceeding or claim, including providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Entity and records concerning the ownership and tax basis of property and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

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(c)    Tax Refunds of Blocker. Any Tax refunds that are received by Buyer, the Blocker, or any of their Affiliates, and any amounts credited against Tax to which the Buyer, the Blocker, or any of their Affiliates become entitled, that relate to Taxes of the Blocker for Pre-Closing Tax Periods shall be for the account of the Sellers, and Buyer shall pay to the Sellers’ Representative any such refund or the amount of any such credit no later than ten (10) calendar days after receipt of such refund or the filing of the Tax Return reporting such credit (or, if earlier, the date when such a Tax Return should have been timely filed, including properly obtained extensions) provided that Buyer shall be entitled to any such refunds to the extent such refunds (i) arise as a result of a carryback of a loss, credit or other Tax benefit attributable to a period (or portion thereof) beginning after the Closing Date or (ii) offset a Tax for which Buyer or any of its Affiliates is otherwise entitled to indemnification under the terms of this Agreement (it being acknowledged and agreed that any refund retained pursuant to this Section 6.13(c) shall extinguish any right Buyer otherwise had for indemnification with respect to such Tax in the amount of such refund). The Sellers’ Representative (on behalf of the Blocker) shall have the exclusive authority to prepare any claim for refund (including IRS Forms 1139 and 4466) or amended Tax Returns of the Blocker (collectively “Blocker Refund Claims”) for any Pre-Closing Tax Periods, provided that the Sellers’ Representative shall provide Buyer with the opportunity to review and comment on such Blocker Refund Claims (and the Sellers’ Representative shall consider in good faith and implement the reasonable comments of Buyer to such Blocker Refund Claims, to the extent such comments are consistent with Blocker’s past practices and applicable Law) and consent to the filing of such Blocker Refund Claims (which consent shall not be unreasonably withheld, conditioned or delayed). The Buyer shall (and shall cause the Blocker to) execute and timely file all such Blocker Refund Claims.
(d)    Tax Refunds of the Company. Any Tax refunds that are received by Buyer, the Company, or any of their Affiliates, and any amounts credited against any Tax to which the Buyer, the Company, or any of their Affiliates become entitled, that relate to Taxes of the Company for Pre-Closing Tax Periods shall be for the account of the Sellers, and the Buyer shall pay to the Sellers’ Representative any such refund or the amount of any such credit no later than ten (10) calendar days after receipt of such refund or the filing of the Tax Return reporting such credit (or, if earlier, the date when such a Tax Return should have been timely filed, including properly obtained extensions) provided that Buyer shall be entitled to any such refunds to the extent such refunds (i) arise as a result of a carryback of a loss, credit or other Tax benefit attributable to a period (or portion thereof) beginning after the Closing Date or (ii) offset a Tax for which Buyer or any of its Affiliates is otherwise entitled to indemnification under the terms of this Agreement (it being acknowledged and agreed that any refund retained pursuant to this Section 6.13(d) shall extinguish any right Buyer otherwise had for indemnification with respect to such Tax in the amount of such refund). The Sellers’ Representative (on behalf of the Company) shall have the exclusive authority to prepare any claim for refund or amended Tax Returns (collectively “Refund Claims”) for any Pre-Closing Tax Periods of the Company, provided that the Sellers’ Representative shall provide Buyer with the opportunity to review and comment on such Refund Claims (and the Sellers’ Representative shall consider in good faith and implement the reasonable comments of Buyer to such Refund Claims, to the extent such comments are consistent with the Company’s past practices and applicable Law) and consent to the filing of such Refund Claims (which consent shall not be unreasonably withheld, conditioned or delayed). The Buyer shall (and shall cause the Company to) execute and timely file all such Refund Claims.

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(e)    Transaction Tax Deductions. The Parties agree that the Transaction Tax Deductions shall be reported in the Pre-Closing Tax Period of the Company, and in particular, in the taxable period that ends at the close of business on the Closing Date. All such Transaction Tax Deductions shall be allocated to the members of the Company as of the beginning of the Closing Date.
(f)    Amendment of Tax Returns. Without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), the Buyer will not (i) file, refile, or amend or permit the Company or the Blocker to file, refile, or amend any Tax Return relating to a Pre-Closing Tax Period, (ii) make or change any election with respect to, or that has retroactive effect to, any Pre-Closing Tax Period of the Company or the Blocker, (iii) agree to waive or extend the statute of limitations relating to any Taxes of the Company or the Blocker for a Pre-Closing Tax Period, (iii) file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Company or the Blocker has not historically filed Tax Returns, (iv) initiate discussions or examinations with taxing authorities regarding Taxes of the Company or the Blocker with respect to a Pre-Closing Tax Period, (v) make any voluntary disclosures with respect to Taxes of the Company or the Blocker for a Pre-Closing Tax Period, or (vi) otherwise take any action with respect to a Pre-Closing Tax Period that could result in the Sellers (or their direct or indirect owners) or the Blocker being liable for any amounts, including under this Agreement or to any taxing authority.
(g)    Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, the amount of any Taxes based on or measured by income, sales, payroll or receipts of the Company or the Blocker for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or the Blocker holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company or the Blocker for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(h)    Tax Proceedings.
(i)    If Buyer, the Company, or the Blocker receives notice of any audit or other inquiry with respect to Taxes for a Pre-Closing Tax Period which would reasonably be expected to affect the Tax liability of Sellers (taking into account the indemnification and other provisions of this Agreement), the Buyer shall promptly inform Sellers’ Representative of such notice (which notice shall include copies of any correspondences received from any taxing authority).
(ii)    At its election, the Sellers’ Representative shall control, at the Sellers’ sole cost and expense, any Tax Proceeding of the Company or the Blocker for a Pre-Closing Tax Period (“Seller Tax Proceeding”). The Sellers’ Representative shall consult with the Buyer regarding any such Seller Tax Proceeding, provide the Buyer with information and

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documents related thereto, permit the Buyer or its representative to attend any such Seller Tax Proceeding, and not settle any issue therein without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that the Sellers’ Representative does not elect to control a Seller Tax Proceeding, the Buyer shall consult with the Sellers’ Representative regarding any such Seller Tax Proceeding, provide the Sellers’ Representative with information and documents related thereto, permit the Sellers’ Representative or its representative to attend any such Seller Tax Proceeding, and not settle any issue therein without the consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(i)    Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the Transactions shall be paid 50% by the Buyer and 50% by the Sellers’ Representative, on behalf of the Sellers. The party primarily responsible for preparing shall prepare any Tax Returns with respect to such Taxes, and the Buyer and the Sellers’ Representative shall cooperate in the preparation of such Tax Returns.
(j)    Tax Indemnification. From and after the Closing, the Sellers shall, severally and jointly, indemnify, defend and hold the Buyer Indemnitees harmless from and against any and all Losses with respect to or attributable to (i) Taxes (or the non-payment thereof) imposed on a Group Company for all Pre-Closing Tax Periods (including, for the avoidance of doubt, any Taxes that result from the Reorganization or the Transactions), (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which a Group Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law, (iii) Taxes of any Person imposed on a Group Company as a transferee or successor, by contract or pursuant to any law, which Taxes relate to an event or transaction occurring on or before the Closing Date, (iv) Taxes of the Sellers; (v) any breach of the covenants contained in this Section 6.13, and (vi) any breach of the representations and warranties set forth in Section 3.15 (Tax Matters). Notwithstanding the foregoing, the Buyer Indemnitees may not bring any claims for indemnity under this Section 6.13 or under any other provision of this Agreement for any Taxes to the extent included as liabilities in determining Closing Net Working Capital or Funded Indebtedness. Any such recovery shall be treated as an adjustment to the purchase price for Tax purposes, unless otherwise required by Law. The covenants in this Section 6.13(j) shall survive until 5:00 pm Eastern Time on the two (2) year anniversary of the Closing Date (“Tax Claims Survival Period”).
(k)    Limitations Applicable to Tax Indemnity. Notwithstanding anything else to the contrary in this Agreement, (i) the limitations in Section 9.4 (save and except those contained in Section 9.4(b) and Section 9.4(c)) shall apply to indemnity claims made under Section 6.13(j); (ii) the maximum liability of the Sellers under Section 6.13 shall in the aggregate be the Indemnity Escrow Amount remaining at any given time in the Indemnity Escrow Account plus the Tax Escrow Amount remaining at any given time in the Tax Escrow Account (the “Tax Claims Cap”); and (iii) in no event shall the Buyer Indemnitees be entitled to indemnification under Section 6.13(j) or Article 9 with respect to Taxes that (a) are attributable to taxable periods (or portions thereof)

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beginning after the Closing Date, (b) are due to the unavailability in any taxable period (or portion hereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date, (c) are attributable to an action taken outside of the ordinary course of business after the Closing on the Closing Date, (d) result from a breach of the covenants in this Section 6.13, or (e) would not have been incurred but for the utilization in a taxable period (or portion thereof) beginning after the Closing Date of a net operating loss generated in a Pre-Closing Tax Period.
(l)    Accounting Firm. Any dispute regarding the determination of Taxes covered by this Section 6.13, including, but not limited to, the preparation of Tax Returns, the determination of Tax refunds, the determination of Transaction Tax Deductions, and the determination of indemnifiable Losses, shall be resolved by the Accounting Firm in accordance with the procedures set forth in Section 2.4(b)(ii). The fees and expenses of the Accounting Firm in respect of resolution of any such dispute shall be borne by Buyer on the one hand and Sellers, on the other hand, in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such party (as determined by the Accounting Firm) bears to the total amount of the dispute items submitted to the Accounting Firm.
Section 6.14    Release. For and in consideration of the amount to be paid to the Sellers under this Agreement, and the additional covenants and promises set forth in this Agreement and the other Ancillary Documents to which each Seller is or becomes a party, effective as of the Closing Date, each Seller, both on behalf of such Seller and all of such Seller’s respective successors and assigns (collectively, with Sellers, the “Releasors”), severally and not jointly, hereby fully, finally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by applicable Law, Buyer and its Affiliates, each Group Company, their respective former, current or future officers, directors, partners, general partners, limited partners, managing directors, members, managers, trustees, representatives, employees, principals, agents, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them, and all holders of Equity Interests of each Group Company prior to the Closing (each, a “Releasee”), from and against any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, at Law or in equity, whether known or unknown, contingent or otherwise, which such Releasor, or any of them, had, has, or may have had at any time in the past until and including the Closing Date against the Releasees, or any of them (each, a “Released Claim”). Each Seller, and such Seller’s Releasors, agrees not to assert any Released Claim against the Releasees. Notwithstanding the foregoing, each Seller, and such Seller’s Releasors, retains, and does not release (and shall not be deemed a Released Claim), (a) its rights and interests under, or any claims pursuant to or in connection with the terms and conditions of this Agreement, any Ancillary Document or any other agreement, certificate, instrument or other documents executed and delivered in connection therewith (including with respect to fraud thereunder), or (b) claims recoverable under any insurance policy maintained by any of the Group Companies, or (c) any claim for indemnification, liability limitation or exculpation in favor of the Sellers or its Affiliates, officers, directors, partners, general partners, limited partners, managing directors, members, or employees in their capacity as a current or former director, officer, employee or agent of any Group Company in connection with such

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person’s services as a director, officer or agent of a Group Company prior to the Closing pursuant to their respective Governing Document, or (d) its rights and interests under, or any claims pursuant to or in connection with the terms and conditions of the Governing Documents of the Sellers (solely as to any right, interest or claim of any Seller or equity holder of any Seller against any other Seller or equity holder of any Seller thereunder) or any other agreement or arrangement solely as between the Sellers and/or the equity holders of the Sellers.
Section 6.15    Section 280G Cleansing Vote. Before the Closing Date, the appropriate Group Company shall promptly submit to its equityholders for approval, pursuant to and in accordance with the terms of Section 280G(b)(5)(B) of the Code, the payments and/or benefits that may separately or in the aggregate constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Sellers and Group Companies and shall be subject to review and comment by Buyer), such that such payments and benefits should not be deemed to be Section 280G Payments, and prior to the Closing Date, the Company shall deliver to Buyer evidence satisfactory to Buyer that (i) a vote of the equityholders was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite equityholder approval was obtained with respect to the payments and/or benefits that were subject to the equityholder vote (the “Section 280G Approval”), or (ii) the Section 280G Approval was not obtained, and as a consequence, the payments and/or benefits that were subject to equityholder approval shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to valid waivers of those payments and/or benefits executed by the affected individuals prior to the equityholder vote. Notwithstanding anything to the contrary in this Section 6.15, Buyer will provide a summary of the material terms of any arrangements entered into at the direction of Buyer or between Buyer and its Affiliates, on the one hand, and a "disqualified individual," on the other hand (the “Buyer Arrangements”), along with the estimated parachute value of any payments or benefits granted or contemplated in such Buyer Arrangements, to the Sellers not less than five (5) days prior to the Closing Date. The Company’s failure to include the Buyer Arrangements in the equityholder voting materials described herein, as a result of Buyer’s failure to provide the Buyer Arrangements in a timely manner, will not result in a breach of the covenants set forth in this Section 6.15.
Section 6.16    Termination of Professional Services Agreement. At or prior to the Closing, but after the payment of any Seller Expenses as contemplated by this Agreement, Sellers’ Representative shall, and shall cause the Company to, take such action as may be necessary to cause the Professional Services Agreement to be terminated pursuant to the form attached hereto as Exhibit G; provided, that prior to such termination, Sellers shall have assigned all of their and their Affiliates’ respective rights and benefits under the Professional Services Agreement to and for the benefit of the Company and the Company shall have assumed all of the Sellers’ and their Affiliates’ respective liabilities and obligations thereunder.
Section 6.17    Insurance Policies
(a)    Sellers’ Representative shall purchase the supplemental “extended reporting period” provided for in Endorsement 7 of the Premises Pollution Insurance Policy (the “Supplemental ERP”) for an additional thirty-six (36) months with an effective date of September

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29, 2017; provided, that fifty percent (50%) of the cost (including underwriting fee, premium, premium taxes, and any broker expenses) related to the purchase of the Supplemental ERP shall be treated as Cash and Cash Equivalents for purposes of calculating the Purchase Price. Sellers’ Representative shall on or prior to Closing deliver to Buyer (i) an e-mail from the relevant underwriter or insurer confirming that the Sellers’ Representative has purchased the Supplemental ERP and (ii) evidence that the premium for the Supplemental ERP has been paid. Unless the Sellers’ Representative causes the “first named insured” in the Premises Pollution Insurance Policy to be changed from Holdings Seller to that of the Company, then from and after the date hereof until the expiration of the extended reporting period contemplated by the Supplemental ERP, Sellers’ Representative shall use its commercially reasonable efforts to maintain coverage under the Premises Pollution Insurance Policy and shall promptly notify Buyer of any communication relating to the Premises Pollution Insurance Policy, the coverage thereunder, or any of the properties insured thereunder, provided that the Sellers shall be under no obligation to purchase any additional coverage or extension period or otherwise renew the Premises Pollution Insurance Policy once it expires or terminates. From and after the Closing, Buyer shall control any actions to be taken in respect of the Premises Pollution Insurance Policy, in its sole discretion. Sellers’ Representative shall reasonably cooperate with and upon reasonable request, take direction from Buyer (at Buyer’s sole cost and expense) with respect to any claims or any other matters noticed thereunder. For the avoidance of doubt, if the Sellers’ Representative causes the “first named insured” in the Premises Pollution Insurance Policy to be changed to that of the Company as above, Holdings Seller shall continue to be an “additional insured” under such Premises Pollution Insurance Policy (including the Supplemental ERP).
(b)    Sellers’ Representative shall purchase the optional extension period (the “Beazley OEP”) provided for in the Beazley Breach Response Policy No. W199BB150101 (the “Beazley Policy”) for 12 months with an effective date of the Closing Date; provided, that the net cost (including underwriting fee, premium, premium taxes, and any broker expenses) related to the purchase of the Beazley OEP shall be treated as Cash and Cash Equivalents for purposes of calculating the Purchase Price. Sellers’ Representative shall on or prior to Closing deliver to Buyer (i) an e-mail from the relevant underwriter or insurer confirming that the Sellers’ Representative has agreed to purchase the Beazley OEP with an effective date of the Closing Date and (ii) evidence that the premium for the Beazley OEP has been paid. Unless the Sellers’ Representative causes the “Named Insured” designated in Item 1 of the declarations of the Beazley Policy to be changed from Holdings Seller to that of the Company, then, from and after the date hereof until the expiration of the option extension period contemplated by the Beazley OEP, Sellers’ Representative shall use its commercially reasonable efforts to maintain coverage under the Beazley Policy and shall promptly notify Buyer of any communication relating to the Beazley Policy or to the coverage thereunder, provided that the Sellers shall be under no obligation to purchase any additional coverage or extension period or otherwise renew the Beazley Policy once it expires or terminates. From and after the Closing, Buyer shall assume the conduct and control of any actions required to be taken in respect of the Beazley Policy, in its sole discretion. Sellers’ Representative shall reasonably cooperate with and upon reasonable request take direction from Buyer (at Buyer’s sole cost and expense) with respect to any claims or any other matters noticed thereunder. For the avoidance of doubt, if the Sellers’ Representative causes the “first name insured” in the Beazley Policy to be

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changed to that of the Company, Holdings Seller shall continue to be an “additional insured” under such Beazley Policy (including the Beazley OEP).
(c)    Sellers’ Representative shall, at the written reasonable request of Buyer, transfer any proceeds received under the Existing Holdings Insurance Policies that pertain to any period on or after the Closing Date to Buyer. For avoidance of doubt, Sellers’ Representative shall retain its rights under the D&O Tail, the Premises Pollution Insurance Policy (including the Supplemental ERP) and the Beazley Policy (including the Beazley OEP) (collectively, the “Claims Made Policies”). Holdings Seller shall have the right to (i) cancel the Existing Holdings Insurance Policies (other than the Claims Made Policies) effective at or after the Closing Date (but in a manner that does not retroactively affect coverage for any Group Company for occurrences, claims, accidents, or events taking place prior to the Closing Date), or (ii) replace the “first named insured” in the Existing Holdings Insurance Policies with the name of the Company. If Holdings Seller chooses not to so cancel or replace the name of the “first named insured”, then Sellers’ Representative shall use commercially reasonable efforts to not modify, impair, eliminate, or reduce coverage for any Group Company for occurrences, claims, accidents, or events taking place prior to the Closing Date. From and after the Closing, Buyer shall control any actions to be taken in respect of the Existing Holdings Insurance Policy, in its sole discretion. Sellers’ Representative shall reasonably cooperate with and upon reasonable request take direction from Buyer (at Buyer’s sole cost and expense) with respect to any claims or any other matters noticed thereunder.
(d)    With regard to any insurance policy on Schedule 3.14 where the first named insured is a Group Company, during the Pre-Closing Period, Sellers shall cause the respective Group Company to not cancel or modify coverage under such policies.
Section 6.18    Zensar Invoices. The Company shall use commercially reasonable efforts to settle, on or prior to Closing, the disputes with Zensar Technologies Inc. (“Zensar”) relating to certain unpaid invoices of Zensar as set out in Schedule 3.6(a), item 1.
Section 6.19    Bonus Payment. After the Closing, on the first regularly scheduled payroll date of the Group Companies, the Buyer shall cause the Group Companies to pay in cash an amount, in the aggregate, equal to $2,900,000 (less any Taxes payable subject to standard payroll withholding requirements related thereto) to such employees of the Group Companies entitled to receive payment pursuant to the Group Companies’ 2016 annual incentive plan.
ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1    Conditions to the Obligations of the Company, Buyer and Sellers. The obligations of the Parties to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parties) of the following conditions:
(a)    all applicable waiting periods (including all extensions thereof) under the HSR Act and other applicable antitrust or competition Law in Germany shall have expired or been terminated;

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(b)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect and no Proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such Order, decree, injunction, restraint or prohibition, nor would any such Order, decree, injunction, restraint or prohibition declare unlawful the Transactions.
Section 7.2    Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following further conditions:
(a)    the representations and warranties of the Company and the Blocker, as applicable, set forth in Article 3 hereof and Sellers set forth in Article 4 hereof (in each case, other than Fundamental Representations) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date); provided, that the foregoing condition shall be deemed satisfied if the failure of such representations and warranties to be so true and correct as of such dates has not had a Company Material Adverse Effect, and (ii) the Fundamental Representations (x) that are qualified by materiality or Company Material Adverse Effect shall be true in all respects as of the Closing Date as if made at and as of such date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date), and (y) that are not qualified by materiality or Company Material Adverse Effect shall be true in all material respects as of the Closing Date as if made at and as of such date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date);
(b)    Sellers, the Company, and the Blocker shall have performed and complied in all material respects with all covenants required to be performed or complied with by Sellers, the Company, and the Blocker (as applicable) under this Agreement on or prior to the Closing Date;
(c)    Since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and
(d)    Sellers and each Group Company shall have executed and delivered each of the instruments, certificates or other documents required to be executed and delivered by such Persons at or prior to the Closing pursuant to Section 2.3(b).
Section 7.3    Other Conditions to the Obligations of the Company and Sellers. The obligations of the Company and Sellers to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and Sellers’ Representatives of the following further conditions:

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(a)    the representations and warranties of Buyer set forth in Article 5 hereof (i) that are not qualified by “materiality” or any derivative thereof or “material adverse effect” shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date) and (ii) that are qualified by “materiality” or any derivative thereof or “material adverse effect” shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date);
(b)    Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by Buyer under this Agreement on or prior to the Closing; and
(c)    Buyer shall have executed and delivered each of the instruments, certificates or other documents required to be executed and delivered by such Persons at or prior to the Closing pursuant to Section 2.3(a) and 2.3(b).
Section 7.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.3.
ARTICLE 8
TERMINATION; AMENDMENT; WAIVER
Section 8.1    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Buyer and Sellers’ Representative;
(b)    by Buyer, if any of the representations or warranties of the Company and the Blocker, as applicable, set forth in Article 3 and/or the representations and warranties of Sellers set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied or any condition in Section 7.2 is not satisfied as of the Closing Date or if satisfaction of such condition becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement); provided that, prior to any termination of this Agreement pursuant to this Section 8.1(b)(i) or Section 8.1(b)(ii), the Company and Sellers shall be entitled to cure any such breach during the thirty (30) day period following receipt of written notice from Buyer to Sellers’ Representative of such breach (it being understood that Buyer may not terminate this Agreement pursuant to such subsection of this Section 8.1(b) if such breach by the Company or Sellers is cured during such thirty (30) day period so that such conditions would then be satisfied);
(c)    by Sellers’ Representative, if any of the representations or warranties of Buyer set forth in Article 5 shall not be true and correct such that the condition to Closing set forth

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in Section 7.3(a) would not be satisfied, or any condition in Section 7.3 is not satisfied as of the Closing Date or if satisfaction of such condition becomes impossible (other than through the failure of either the Company, Sellers or the Blocker to comply with its obligations under this Agreement); provided that, prior to any termination of this Agreement under this Section 8.1(c)(i) or Section 8.1(c)(ii), Buyer shall be entitled to cure any such breach during the thirty (30) day period following receipt of written notice from Sellers’ Representative to Buyer of such breach (it being understood that Sellers’ Representative may not terminate this Agreement pursuant to such subsection of this Section 8.1(c) if such breach by Buyer is cured during such thirty (30) day period so that such conditions would then be satisfied);
(d)    by Buyer, if the Transactions shall not have been consummated on or prior to March 31, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Buyer if the failure to consummate the Transactions is the result of a breach by Buyer of its representations, warranties, obligations or covenants under this Agreement; provided, further, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Section 7.1(a), the Termination Date may be extended by Buyer or Sellers’ Representative, by written notice to the other party, to a date not later than July 1, 2017.
(e)    by Sellers’ Representative, if the Transactions shall not have been consummated on or prior to the Termination Date, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to Sellers’ Representative if the failure to consummate the Transactions is the result of a breach by either Sellers, the Company or the Blocker of their respective representations, warranties, obligations or covenants under this Agreement; provided, further, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Section 7.1(a), the Termination Date may be extended by Buyer or Sellers’ Representative, by written notice to the other party, to a date not later than July 1, 2017; or
(f)    by either Buyer or Sellers’ Representative, if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order, decree or ruling or other action shall have become final and non-appealable.
Section 8.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of the Parties, their respective Affiliates or any members, managers, partners, holders of Equity Interests, officers, directors or employees of any of the foregoing) with the exception of (a) the provisions of this Section 8.2, Article 10 and the last sentence of Section 6.2, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (b) any liability of any Party for any willful breach of or willful failure to perform any of its obligations under this Agreement prior to such termination.
Section 8.3    Amendment. This Agreement may be amended or modified only in accordance with Section 6.10 or by a written agreement executed and delivered by duly authorized officers of the Parties. This Agreement may not be modified or amended except as provided in the

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immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void.
Section 8.4    Extension; Waiver. Subject to Section 8.1(d), at any time prior to the Closing, Sellers’ Representative (on behalf of Sellers, the Company and the Blocker) may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. Subject to Section 8.1(e), at any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company, the Sellers or Blocker contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company, the Sellers or Blocker contained herein or in any document, certificate or writing delivered by the Company, the Sellers or Blocker pursuant hereto or (iii) waive compliance by the Company, the Sellers or Blocker with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument duly authorized and executed on behalf of such Party. No course of dealing or other failure of any Party to assert any of its rights hereunder shall constitute a waiver of such rights.
ARTICLE 9
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION
Section 9.1    Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Sellers, Blocker and Buyer contained in (i) Article 3 (except Section 3.15), Article 4 and Article 5, as the case may be, or in any certificate delivered pursuant to Section 2.3(b)(i) or Section 2.3(b)(iii), as the case may be, shall survive the Closing until 5:00 pm Eastern Time on the twelve (12) month anniversary of the Closing Date (such earlier date, the “Survival Period Termination Date”) and (ii) Section 3.15 (Tax Matters) or in any related certificate delivered pursuant to Section 2.3(b)(i) or Section 2.3(b)(iii), as the case may be, shall survive until the Tax Claims Survival Period. Claims for breaches of covenants and agreements that contemplate performance prior to the Closing may be made at any time prior to the Survival Period Termination Date. Any representation, warranty or covenant that would otherwise terminate in accordance with the preceding sentences will continue to survive (but only with respect to matters described in such notice) if a written notice shall have been timely given on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 9. All covenants that contemplate performance following the Closing shall survive in accordance with their respective term as provided in this Agreement or, if none, until the expiration of the applicable statute of limitation.
Section 9.2    General Indemnification.
(a)    Subject to the other provisions of this Article 9, from and after the Closing, each of the Buyer and/or its officers, directors, employees, members, partners, managers, Affiliates, representatives and/or agents (each a “Buyer Indemnitee”) shall be entitled to assert claims (whether or not arising out of Third Party Claims (as defined below)) against the Indemnity Escrow Account

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in respect of damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (each a “Loss”) incurred or arising as a result of or otherwise related to (i) any breach of representation or warranty made by the Company or Blocker contained in Article 3 or Sellers contained in Article 4 or in any certificate delivered pursuant to Section 2.3(b)(i) (except, in each case, for breach of the representations and warranties set forth in Section 3.15 (Tax Matters)), and (ii) any breach by the Company (prior to the Closing), the Blocker (prior to the Closing) or any of the Sellers of any of the covenants or agreements contained herein which are to be performed by the Company (prior to the Closing), the Blocker (prior to the Closing) or Sellers (except, in each case, for breach of the covenants or agreements set forth in Section 6.13 (Tax Matters)). Subject to the other provisions of this Article 9, claims made pursuant to the terms of Section 9.2(a) shall be made solely against the Indemnity Escrow Account.
(b)    Subject to the other provisions of this Article 9, from and after the Closing, each Group Company shall (and Buyer shall cause each Group Company to) indemnify, defend and hold each Seller, its Affiliates, and their respective officers, directors, employees, members, partners, managers, representatives and agents (each a “Seller Indemnitee”) harmless from any Loss incurred or arising as a result of or otherwise related to (i) any breach of representation or warranty made by Buyer contained in Article 5 (or in any certificate delivered pursuant to Section 2.3(b)(iii)), (ii) any breach by Buyer of any of its covenants or agreements contained herein, and (iii) any breach by Buyer or the Company of any of its covenants or agreements contained herein which are to be performed by the Company or any other Group Company after the Closing or by Buyer.
(c)    The obligations to indemnify and hold harmless pursuant to this Section 9.2 shall survive the consummation of the Transactions for the applicable period set forth in Section 9.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof).
Section 9.3    Third Party Claims.
(a)    If a claim, action, suit or Proceeding by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 9.2 or Section 6.13(j) hereof (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article 9 or Section 6.13, such Indemnified Party shall promptly notify the Party obligated to indemnify such Indemnified Party (or, in the case of a Buyer Indemnitee seeking indemnification, such Buyer Indemnitee shall promptly notify Sellers’ Representative, in each case, such notified Party, the “Responsible Party”) of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. Such notice shall identify in reasonable detail and in good faith the basis under which indemnification is sought pursuant to Section 9.2 or Section 6.13 (as the case may be) and enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the

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expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall use commercially reasonable efforts to cooperate with the Responsible Party in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided that in such event it shall waive any right to indemnity in respect of such claim unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense or settlement thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement that does not include as an unconditional term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding anything in this Article 9 to the contrary, the Responsible Party shall not have the right to assume the defense under this Section 9.3 for any Third Party Claim (i) where material non-monetary relief is sought that is not merely incidental to the monetary relief that is sought, (ii) involving criminal or quasi-criminal allegations, (iii) that could reasonably be expected to materially adversely affect the Indemnified Party’s business, or (iv) involving the Responsible Party or its Affiliates as parties if counsel to the Responsible Party determines in good faith that joint representation would give rise to a conflict of interest, in each case, for which defense shall be assumed by the Indemnified Party with the right to retain (at the Responsible Party’s expense) counsel of its choice.
(b)    All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and the Indemnified Party (or a duly authorized representative of such Party) shall (and shall cause the other Group Companies to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by the Responsible Party in connection therewith.
Section 9.4    Limitations on Indemnification Obligations. The rights of the Buyer Indemnitees to indemnification pursuant to the provisions of this Agreement are subject to the following limitations, other than in the event of Actual Fraud:
(a)    the amount of any and all Losses shall be determined net of (i) any amounts actually recovered by the Buyer Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses; provided, however, that the Buyer Indemnitees shall be under no obligation to litigate against any key customer or key supplier and shall have the right to assert multiple claims under any insurance policy in the order it deems appropriate in its sole judgment; provided, further, that the amount deemed to be so received under insurance policies shall be net of the deductible

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for such policies and net of the out-of-pocket costs incurred by such Buyer Indemnitee in connection with obtaining such proceeds, and (ii) any net Tax benefits actually realized by the Buyer Indemnitees (or their direct or indirect beneficial owners) with respect to such Losses with respect to Tax Returns for the year of such Loss and the immediately succeeding year;
(b)    the Buyer Indemnitees shall not be entitled to recover for any particular Loss (or series of related Losses) pursuant to Section 9.2(a)(i) (other than claims arising out of or resulting from the breach of a Fundamental Representation) unless such Loss (or series of related Losses) equals or exceeds $30,000, after which point the Buyer Indemnitees will be entitled to recover from the first dollar of such Losses (subject to the other limitations set forth in this Article 9);
(c)    except for any breach of any Fundamental Representation, the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) until the total amount which the Buyer Indemnitees would recover under Section 9.2(a)(i) (as limited by the provisions of this Section 9.4) exceeds $1,635,000 (the “Deductible”), in which case, the Buyer Indemnitees shall only be entitled to recover Losses in excess of the Deductible;
(d)    subject to Section 9.6, (i) except for any breach of any Fundamental Representation, the Indemnity Escrow Amount remaining at any given time in the Indemnity Escrow Account (the “Cap”) shall be the sole and exclusive source of recovery with respect to any Losses indemnifiable pursuant to Section 9.2(a), and in no event shall the Buyer Indemnitees be entitled to recover more than the amount of the Indemnity Escrow Amount pursuant to Section 9.2(a) in the aggregate, (ii) the Indemnity Escrow Amount remaining at any given time in the Indemnity Escrow Account and the Holdback Amount retained by Sellers’ Representative pursuant to Section 9.9 shall be the sole and exclusive sources of recovery with respect to any Losses indemnifiable pursuant to Section 9.2(a)(i) for any breach of any Fundamental Representation, (iii) the Indemnity Escrow Amount remaining at any given time in the Indemnity Escrow Account and the Tax Escrow Amount remaining at any given time in the Tax Escrow Account shall be the sole and exclusive sources of recovery with respect to any Losses indemnifiable pursuant to Section 6.13, and (iv) the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a) or Section 6.13 if such Loss is due to the Buyer Indemnitees filing a Tax Return, or taking a position for Tax purposes, that is inconsistent with both (A) applicable Law and (B) a position taken on a Tax Return that was filed on or before the Closing Date;
(e)    in no event shall any Buyer Indemnitees be entitled to receive indemnification for the same Loss more than once under this Article 9 or Section 6.13(j) even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one (1) representation, warranty, covenant or agreement contained in this Agreement;
(f)    each Indemnified Party shall, if and to the extent required by applicable Laws, use good faith efforts to mitigate any Loss for which such Indemnified Party seeks indemnification hereunder;
(g)    except for the Qualified Representations, the representations and warranties set forth in this Agreement or any certificate or schedule delivered in connection herewith that are qualified as to “material,” “materiality,” “material respects,” “Company Material Adverse Effect”

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or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining whether a breach of any such representation or warranty has occurred and the amount of Losses resulting from, arising out of or relating to any such breach;
(h)    in no event shall any Buyer Indemnitee be entitled to indemnification pursuant to this Article 9 or Section 6.13 with respect to a specific Loss to the extent such Loss is (i) clearly and separately reserved for on the face of the Latest Balance Sheet or in the footnotes to any other Financial Statements or (ii) is included in the calculation of the Purchase Price, as finally determined in accordance with Section 2.4(b); and
(i)    no Buyer Indemnitee shall make any claim for indemnification with respect to any environmental investigatory, corrective, remedial or response action or report to any Governmental Entity (collectively, “Response Action”) except to the extent such Response Action is (i) affirmatively required by Environmental Laws, or an Order or written demand by a Governmental Entity; (ii) reasonably necessary to respond to substantial endangerment to human health, safety, the environment, or natural resources; (iii) required to respond to a bona fide third party claim or bona fide employee complaint arising under Environmental Laws or alleging exposure to Hazardous Substances; (iv) required in connection with a bona fide maintenance project to the extent consistent with industry practice; or (v) a bona fide report to any Governmental Entity consistent with industry practice and not for the affirmative purpose of seeking an Order or written demand for Response Action, and is attributable to a breach of the representations and warranties set forth in Section 3.11, and then only to the extent any such Response Action is conducted in a cost-effective manner and required to attain compliance with minimum remedial standards applicable under Environmental Laws based on continued industrial or commercial uses, employing risk based standards and institutional controls where available.
(j)    Notwithstanding anything contained herein to the contrary, but subject to Section 9.6, after the Closing, (i) on the date that the Indemnity Escrow Amount remaining in the Indemnity Escrow Account is reduced to zero, the Buyer Indemnitees shall have no further rights to indemnification from any person under Section 9.2(a) or otherwise under or pursuant to this Agreement (other than in the case of a breach of the Fundamental Representations) and (ii) on the date that the Indemnity Escrow Amount and the Tax Escrow Amount remaining in the Indemnity Escrow Account and the Tax Escrow Account, respectively, is reduced to zero, the Buyer Indemnitees shall have no further rights to indemnification from any person under Section 6.13(j). In any case where a Buyer Indemnitee recovers, under insurance policies (but subject to Section 9.6) or from other collateral sources, any amount in respect of a matter for which such Buyer Indemnitee was indemnified pursuant to Section 9.2(a)(i) or Section 6.13(j), such Buyer Indemnitee shall promptly pay over to Sellers’ Representative the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Buyer Indemnitee in procuring such recovery, and any Losses for which Buyer Indemnitee had no other source of recovery), but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Buyer Indemnitee in respect of such matter, and (ii) any amount expended by Sellers in pursuing or defending any claim arising out of such matter under Section 9.3.

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Section 9.5    Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary but subject to Section 9.6 and Section 10.14, except in the case of Actual Fraud, indemnification pursuant to the provisions of this Article 9 and Section 6.13 shall be the exclusive remedy for the Parties for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement, any Ancillary Document or in any other certificate, instrument or document delivered pursuant hereto or thereto (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended).
Section 9.6    Manner of Payment; Escrow.
(a)    Any payments for indemnification of the Buyer Indemnitees or the Seller Indemnitees pursuant to this Article 9 or Section 6.13(j) shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Buyer Indemnitees or Seller Indemnitees, as the case may be, within fifteen (15) days after the final determination thereof; provided, however, that:
(i)     any indemnification obligation to the Buyer Indemnitees pursuant to Section 9.2(a) (except for any indemnification obligation to Buyer Indemnitees with respect to any breach of any Fundamental Representation) hereunder shall be satisfied in the following order: (A) in the first instance, from the Indemnity Escrow Amount until the Indemnity Escrow Amount is, or would be, exhausted, released or otherwise reserved for pending claims in accordance with the provisions of this Agreement, after which (B) in the last instance, all other indemnification obligations contemplated by this subclause (i) in excess of such amount shall be satisfied by and subject to the terms of the R&W Insurance Policy;
(ii)    any indemnification obligation to the Buyer Indemnitees pursuant to Section 6.13(j) shall be satisfied in the following order: (A) until the retention amount under the R&W Insurance Policy is met in full (1) in the first instance, from the Indemnity Escrow Account until the Indemnity Escrow Amount is, or would be, exhausted, released or otherwise reserved for pending claims in accordance with the provisions of this Agreement, after which (2) in the second instance, from the Tax Escrow Account until the Tax Escrow Amount is, or would be exhausted, released or otherwise reserved for pending claims in accordance with the provisions of this Agreement; and (B) after the retention amount under the R&W Insurance Policy shall have been met in full, any other indemnification obligations contemplated by this subclause (ii) in excess of the amounts contemplated by subclause (ii)(A) above shall be satisfied by and subject to the terms of the R&W Insurance Policy; and
(iii)    (A) until the retention amount under the R&W Insurance Policy is met in full, the sole recourse of the Buyer Indemnitees for any indemnification obligation pursuant to Section 9.2(a)(i) hereunder with respect to any breach of any Fundamental Representation shall be (1) in the first instance, the Indemnity Escrow Account until the Indemnity Escrow Amount is, or would be, exhausted, released or otherwise reserved for pending claims in accordance with the provisions of this Agreement and (2) thereafter, the Holdback Amount held by Sellers’ Representative pursuant to Section 9.9; and (B) after the

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retention amount under the R&W Insurance Policy shall have been met in full, any indemnification obligation pursuant to Section 9.2(a)(i) hereunder with respect to any breach of any Fundamental Representation (1) shall be first satisfied by and subject to the terms of the R&W Insurance Policy, and (2) after the Buyer Indemnitees exhaust all funds and collection rights under the R&W Insurance Policy, then in the last instance, the sole recourse of the Buyer Indemnitees for any indemnification obligation pursuant to Section 9.2(a)(i) hereunder with respect to any breach of any Fundamental Representation shall be from the Holdback Amount held by Sellers’ Representative pursuant to Section 9.9.
(b)    Any portion of the Indemnity Escrow Amount remaining in the Indemnity Escrow Account as of the Survival Period Termination Date and any portion of Tax Escrow Amount remaining in the Tax Escrow Account at the expiry of the Tax Claims Survival Period (minus the aggregate amount claimed by the Buyer Indemnitees pursuant to timely claims made against such funds in accordance with this Agreement and not fully resolved prior to such date) shall be released to Sellers’ Representative. At any time following the Survival Period Termination Date, to the extent the portion of the Indemnity Escrow Amount remaining in the Indemnity Escrow Account exceeds the aggregate amount claimed by the Buyer Indemnitees pursuant to timely claims made prior to such Survival Period Termination Date and not fully resolved prior to the time of determination, such excess shall be promptly released to Sellers’ Representative (on behalf of the Sellers). At any time following the expiry of the Tax Claims Survival Period, to the extent the portion of the Tax Escrow Amount remaining in the Tax Escrow Account exceeds the aggregate amount claimed by the Buyer Indemnitees pursuant to timely claims made prior to the expiry of the Tax Claims Survival Period and not fully resolved prior to the time of determination, such excess shall be promptly released to Sellers’ Representative (on behalf of the Sellers).
(c)    Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Indemnity Escrow Account and/or the Tax Escrow Account as provided for herein.
Section 9.7    Purchase Price Adjustment. The Parties agree that any indemnification payments made hereunder shall be treated as an adjustment to the Purchase Price for all Tax purposes.
Section 9.8    Subrogation. If a Responsible Party makes an indemnification payment to an Indemnified Party with respect to any Loss, then such Responsible Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party under any insurance policy or otherwise against or with respect to such Loss, except with respect to amounts not yet recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder) under any such insurance policy or otherwise that already have been netted against such Loss for purposes of determining the indemnifiable amount of such Loss. Promptly following such Responsible Party’s request, such Indemnified Party will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.
Section 9.9    Holdback Obligation. From and after the Closing, Sellers’ Representative shall retain in an interest bearing account an amount of funds received from Buyer equal to the Holdback Amount, to be held by Sellers’ Representative (on behalf of the Sellers) to support Sellers’

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indemnification obligations pursuant to Section 9.2(a)(i) hereunder solely with respect to any breach of any Fundamental Representation. Notwithstanding anything to the contrary herein, Sellers’ Representative’s obligations under this Section 9.9 hereof shall terminate on the Survival Period Termination Date; provided, however, that such retention obligation shall continue in full force and effect on and after the Survival Period Termination Date with respect to any pending indemnification claims for any breach of any Fundamental Representation duly asserted by Buyer prior to the Survival Period Termination Date pursuant to Section 9.2(a)(i) hereunder, but only with respect to the aggregate amount of such pending claims (each, a “Continuing Claim”) and until such time as such claims are resolved.  Sellers’ Representative shall continue to hold such amounts to support the Sellers’ indemnification obligations with respect to such Continuing Claims until the final resolution thereof in accordance with the terms of this Agreement.
ARTICLE 10
MISCELLANEOUS
Section 10.1    Entire Agreement; Assignment. This Agreement and the Ancillary Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (for avoidance of doubt, the Confidentiality Agreement shall be terminated and superseded as of the Closing), and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and Sellers’ Representative. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.
Section 10.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, scanned pages, E-mail or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
To Buyer or the Company (after Closing):
Cimpress USA Incorporated
271 Wyman St.
Waltham, MA 02451
Attn: Chief Financial Officer, Cimpress
E-mail:    squinn@cimpress.com
with a copies (which shall not constitute notice to Buyer or the Company) to:
Cimpress USA Incorporated
275 Wyman Street
Waltham, MA 02451
Attn: Chief Legal Officer

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Email:     legal.notices@cimpress.com
And:
DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, MA 02110
Attention:    Jay Sullivan
Facsimile:    (617) 406-6165
E-mail:    jay.sullivan@dlapiper.com
To Sellers:
National Pen Holdings, LLC
c/o Lincolnshire Management, Inc.
780 Third Avenue, 40th Floor
New York, NY 10017
Attention:    Michael J. Lyons
Benjamin Bartlett
Kevin Nappi
Dennis Muir
Facsimile:    (212) 755-5457
E-mail:    mlyons@lincolnshiremgmt.com
BBartlett@lincolnshiremgmt.com
knappi@lincolnshiremgmt.com
dmuir@lincolnshiremgmt.com

with a copy (which shall not constitute notice to Sellers) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    Srinivas Kaushik, Esq.
    Sergio Urias, Esq.
Renata Malavazzi, Esq.
Adarsh Varghese, Esq.
Facsimile:    (212) 446-6460
E-mail:    skaushik@kirkland.com
    surias@kirkland.com
renata.malavazzi@kirkland.com
adarsh.varghese@kirkland.com

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To the Company or the Blocker (prior to the Closing):
National Pen Co. LLC
c/o Lincolnshire Management, Inc.
780 Third Avenue, 40th Floor
New York, NY 10017
Attention:    Michael J. Lyons
Benjamin Bartlett
Kevin Nappi
Dennis Muir
Facsimile:    (212) 755-5457
E-mail:    mlyons@lincolnshiremgmt.com
BBartlett@lincolnshiremgmt.com
knappi@lincolnshiremgmt.com
dmuir@lincolnshiremgmt.com

Lincolnshire Management, Inc.
780 Third Avenue, 40th Floor
New York, NY 10017
Attention:    Michael J. Lyons
Benjamin Bartlett
Kevin Nappi
Dennis Muir
Facsimile:    (212) 755-5457
E-mail:    mlyons@lincolnshiremgmt.com
BBartlett@lincolnshiremgmt.com
knappi@lincolnshiremgmt.com
dmuir@lincolnshiremgmt.com

with a copy (which shall not constitute notice to the Company or the Blocker) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    Srinivas Kaushik, Esq.
    Sergio Urias, Esq.
Renata Malavazzi, Esq.
Adarsh Varghese, Esq
Facsimile:    (212) 446-6460
E-mail:    skaushik@kirkland.com
    surias@kirkland.com

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renata.malavazzi@kirkland.com
adarsh.varghese@kirkland.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 10.3    Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transaction leading to this Agreement or contemplated hereby and/or the interpretation and/or enforcement of the respective rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive Laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
Section 10.4    Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that in the event that the Transactions are consummated, Buyer shall, or shall cause the Group Companies to, pay all unpaid Seller Expenses set forth on the Closing Date Statement, in accordance with, and to the accounts of the third parties specified in, the Closing Date Statement, in accordance with Section 2.3(a)(iv).
Section 10.5    Construction; Interpretation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to a Person are also to its successors and permitted assigns; (f) the word “extent” in the phrase of “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (g) any reference to any month or any day period shall mean the calendar month or the calendar day period unless expressly specified otherwise.
Section 10.6    Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule

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referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is readily apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement (or in any certificate delivered pursuant hereto) or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
Section 10.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the immediately preceding sentence, prior to the Closing, each Seller shall have the right, on behalf of its holders of Equity Interests, to pursue equitable remedies pursuant to Section 10.15 or, if such equitable remedies are not sought or are not granted as a remedy, damages; provided, however, that the rights granted pursuant to this sentence will be enforceable on behalf of Sellers’ holders of Equity Interests only by the Sellers in their sole and absolute discretion.
Section 10.8    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
Section 10.9    Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 10.10    Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company,” and “known by the Company” and any derivations thereof shall mean, the actual knowledge, after reasonable inquiry, of any of Peter Kelly, Richard Obrigawitch, Gregg Kornfeld or Ron Childs. For this purpose, “reasonable inquiry” means, with respect to each such Person due inquiry of their direct reports who have responsibilities, or would reasonably be expected to have knowledge, pertinent to such matter. No such person shall have any personal liability in their capacity as a person whose “knowledge” is being ascribed to that of the Company pursuant to this Section 10.10.

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Section 10.11    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.12    Jurisdiction and Venue. Each of the Parties irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware, in any action or Proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or Proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.3. Nothing in this Section 10.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
Section 10.13    Waiver of Conflicts; Jointly Privileged Information.
(a)    Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Sellers, its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to Sellers and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Group Companies hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing Sellers and/or its Affiliates after the Closing as such representation may relate to Buyer, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Sellers, its Affiliates or any Group Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby (the “Engagement”) shall be deemed to be attorney-client confidences that belong solely to Sellers and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of Kirkland & Ellis LLP, in each case with respect to the Engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after

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the Closing, (i) Sellers and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to the Engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP with respect to the Engagement constitute property of the client, only Sellers and its Affiliates (and not the Group Companies) shall hold such property rights, and (iii) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies with respect to the Engagement.
(b)    Notwithstanding any other provision in this Agreement, prior to the Closing, Sellers shall be permitted to remove from the Group Companies any email, document and other records to the extent containing attorney-client privileged information with respect to the Engagement where the attorney-client privilege is held jointly between one or more of the Group Companies on the one hand, and any of Sellers and its Affiliates on the other hand (“Jointly Privileged Information”). From and after the Closing, Buyer shall cause the Group Companies to provide to Sellers all copies (including electronic, digital, or otherwise) of any Jointly Privileged Information that is inadvertently not removed prior to the Closing to the extent specifically requested by the Sellers; provided that neither Buyer, the Group Companies nor any of their Affiliates shall have any obligation following the Closing to conduct a search for Jointly Privileged Information or to notify Kirkland & Ellis LLP, Seller or their Affiliates of the existence of any information in its’ possession which may constitute Jointly Privileged Information. Sellers agree that any email, document and other record temporarily removed for analysis to determine the presence of Jointly Privileged Information pursuant to the first sentence of this Section 10.13(b) shall be returned (without Kirkland & Ellis LLP, Seller or their Affiliates retaining any copies thereof except as may be required by Law or bona fide internal document retention policies) to the Group Companies promptly following completion of such review (which shall be concluded prior to the Closing) if it is determined by Sellers that such email, document or other record does not contain Jointly Privileged Information.
Section 10.14    Remedies. Except as otherwise expressly provided herein (including Section 8.2), any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or remedy breaches of this Agreement by other Parties and to enforce specifically the terms and provisions of this Agreement (including Buyer’s obligations to consummate the Transactions if it is required to do so hereunder), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of

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this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.
Section 10.15    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had by Buyer or its Affiliates against any current or future director, officer, employee or member of Sellers or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Sellers or any current or future member of Sellers or any current or future director, officer, employee or member of Sellers or of any Affiliate or assignee thereof, as such, for any obligation of Sellers under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
Section 10.16    Sellers’ Representative.
(a)    Holdings Seller is hereby constituted, authorized and appointed to act as the Sellers’ Representative. For purposes of this Agreement, the term “Sellers’ Representative” shall mean the representative, true, lawful and exclusive agent, proxy and attorney in fact of the Sellers for all purposes of this Agreement and the Transactions, including pursuant to the Escrow Agreement, with full power and authority to act on each Seller’s behalf, including the power and authority: (i) to consummate the Transactions, (ii) to pay each Seller’s expenses (whether incurred prior to, on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement or the Escrow Agreement, (iii) to receive, give receipt and disburse any funds (including the Holdback Amount) received hereunder or under the Escrow Agreement on behalf of or to each Seller and to hold back from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) to execute and deliver on behalf of Sellers any documents contemplated herein or any amendment hereto or any documents contemplated in any of the Ancillary Documents (with such modifications or changes therein as to which the Sellers’ Representative, in its sole discretion, shall have consented), (v) to take (or refrain from taking) all other actions to be taken by or on behalf of Sellers in connection herewith, (vi) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement or the Escrow Agreement, including disputes regarding the Purchase Price and any adjustment thereto, (vii) as the Sellers’ Representative, to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein, and to take any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement or the Ancillary Documents for and on behalf of Sellers, including asserting or pursuing any claim, action, Proceeding or investigations against Buyer or any of its Affiliates (including after the Closing, the Company), (viii) investigate, defend, contest, litigate or appeal any claim, action, Proceeding or investigation initiated by Buyer or any other Person, or by any Governmental Entity against the Sellers’ Representative and/or any Seller, and receive process on behalf of any or all of Sellers in any such claim, action, Proceeding or investigation

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and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, Proceeding or investigation, (ix) to execute and deliver any consents under this Agreement or the Ancillary Documents and to waive any term or condition in any of this Agreement or the Ancillary Documents, including any condition to the obligation of Sellers to consummate the Transactions or therein, (x) to give and receive notices on behalf of Sellers, (xi) to engage agents, accountants, attorneys and other representatives and (xii) to do each and every act and exercise any and all rights which any Seller is, or Sellers collectively are, permitted or required to do or exercise under this Agreement or the Ancillary Documents and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions, the Escrow Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith. For the avoidance of doubt, any action permitted to be taken by the Sellers’ Representative pursuant to this Section 10.16(a) is not required to be taken by Sellers’ Representative and Sellers’ Representative may refrain from taking such action, except to the extent this Agreement expressly requires the Sellers’ Representative to take a particular action. Each Seller, by approving the principal terms of the Transactions and/or accepting the consideration payable to them hereunder or thereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the Transactions, as fully to all intents and purposes as Sellers might or could do in person. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity or bankruptcy of any Seller. All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.
(b)    All decisions, actions, consents and instructions of the Sellers’ Representative shall be final and binding upon each and all Sellers and no Seller shall have any right to object, dissent, protest or otherwise contest the same, except to the extent of any Actual Fraud, gross negligence or willful misconduct of the Sellers’ Representative. Neither the Sellers’ Representative nor any agent employed by the Sellers’ Representative shall incur any liability relating to the performance of its duties hereunder to any Seller, except to the extent an action or omission by Sellers’ Representative is finally determined by a court of competent jurisdiction to have constituted Actual Fraud, gross negligence or willful misconduct. The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts actually received on behalf of a Seller. Each Seller agrees that the Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. The Sellers’ Representative shall not be liable to any Seller for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of a Seller to which payment was due, but not made, shall be to recover from a Seller any payment in excess of the amount to which they are determined to have been entitled. Each Seller acknowledges and agrees that the Sellers’ Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Sellers’ Representative deems appropriate in its sole discretion.

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* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

NATIONAL PEN HOLDINGS, LLC
By: /s/ Michael Lyons
Name:    Michael Lyons
Title: President and Secretary

NATIONAL PEN BLOCKER HOLDINGS, L.P
By: /s/ Michael Lyons
Name:    Michael Lyons
Title: President

NATIONAL PEN CO. LLC
By: /s/ Michael Lyons
Name:    Michael Lyons
Title: Vice President and Assistant Secretary

NATIONAL PEN BLOCKER CORP.
By: /s/ Michael Lyons
Name:    Michael Lyons
Title: Vice President and Assistant Secretary

SIGNATURE PAGE TO PURCHASE AGREEMENT

CIMPRESS USA INCORPORATED
By: /s/ Sean Quinn
Name: Sean Quinn
Title: CFO

SIGNATURE PAGE TO PURCHASE AGREEMENT